EXHIBIT 99.1

ASSURED GUARANTY CORP.

Assured Guaranty Corp.
Consolidated Balance Sheets
(in thousands of U.S. dollars except per share and share amounts)

(Unaudited)

	June 30,	December 31,
	2009	2008
Assets
Fixed maturity securities, at fair value (amortized cost: $1,700,491 in 2009 and $1,521,994 in 2008)	$1,706,521	$1,511,329
Short-term investments, at cost which approximates fair value	119,181	109,986
Total investments	1,825,702	1,621,315
Cash and cash equivalents	2,821	7,823
Accrued investment income	19,680	20,205
Deferred acquisition costs	56,887	78,989
Prepaid reinsurance premiums	397,013	206,453
Reinsurance recoverable on ceded losses	45,690	22,014
Premiums receivable	419,496	12,445
Goodwill	85,417	85,417
Credit derivative assets	134,260	139,494
Deferred tax asset	197,431	110,336
Current income taxes receivable	10,837	17,382
Salvage recoverable	167,147	70,884
Committed capital securities at fair value	10,158	51,062
Other assets	11,900	10,651
Total assets	$3,384,439	$2,454,470

Liabilities and shareholder’s equity
Liabilities
Unearned premium reserves	$1,308,643	$707,957
Reserves for losses and loss adjustment expenses	146,073	133,710
Profit commissions payable	4,749	3,971
Reinsurance balances payable	221,150	23,725
Funds held by Company under reinsurance contracts	5,491	5,493
Credit derivative liabilities	714,303	481,040
Other liabilities	59,781	52,548
Total liabilities	2,460,190	1,408,444
Commitments and contingencies
Shareholder’s equity
Preferred stock ($1,000 liquidation preference, 200,004 shares authorized; none issued and outstanding in 2009 and 2008)	—	—
Common stock ($720.00 par value, 200,000 shares authorized; 20,834 shares issued and outstanding in 2009 and 2008)	15,000	15,000
Additional paid-in capital	480,375	480,375
Retained earnings	431,128	561,598
Accumulated other comprehensive loss	(2,254)	(10,947)
Total shareholder’s equity	924,249	1,046,026
Total liabilities and shareholder’s equity	$3,384,439	$2,454,470

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Operations and Comprehensive Income
(in thousands of U.S. dollars)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenues
Net earned premiums	$26,666	$19,021	$94,391	$35,055
Net investment income	19,713	17,442	39,014	33,546
Net realized investment gains (includes impairment losses of $1,760, consisting of $5,162 of total other-than temporary impairment losses, net of $3,402 recognized in other comprehensive income, for the quarter ended June 30, 2009)	5,356	1,557	5,594	2,224
Change in fair value of credit derivatives
Realized gains and other settlements on credit derivatives	22,004	24,042	44,973	44,865
Unrealized (losses) gains on credit derivatives	(225,010)	610,556	(248,033)	394,169
Net change in fair value of credit derivatives	(203,006)	634,598	(203,060)	439,034
Fair value (loss) gain on committed capital securities	(60,570)	8,896	(40,904)	17,407
Other income	481	153	1,133	178
Total revenues	(211,360)	681,667	(103,832)	527,444

Expenses
Loss and loss adjustment expenses	46,427	23,495	67,809	47,020
Profit commission expense	827	(24)	827	407
Acquisition costs	3,099	3,271	2,756	6,815
Other operating expenses	13,426	12,920	28,617	27,463
FSAH acquisition-related expenses	16,077	—	16,077	—
Other expenses	1,868	1,715	3,268	2,450
Total expenses	81,724	41,377	119,354	84,155

(Loss) income before (benefit) provision for income taxes	(293,084)	640,290	(223,186)	443,289
(Benefit) provision for income taxes
Current	(4,851)	8,595	13,144	20,621
Deferred	(103,532)	211,566	(101,002)	127,191
Total (benefit) provision for income taxes	(108,383)	220,161	(87,858)	147,812
Net (loss) income	(184,701)	420,129	(135,328)	295,477

Other comprehensive income (loss), net of taxes
Unrealized holding gains (losses) on fixed maturity securities arising during the year	11,971	(9,850)	19,196	(19,128)
Reclassification adjustment for realized (gains) losses included in net income	(211)	(1,012)	(366)	(1,446)
Change in net unrealized gains on fixed maturity securities	11,760	(10,862)	18,830	(20,574)
Unrealized losses on fixed maturity securities related to factors other than credit	(2,212)	—	(2,212)	—
Change in cumulative translation adjustment	6,174	(424)	(2,159)	(94)
Other comprehensive income (loss), net of taxes	15,722	(11,286)	14,459	(20,668)
Comprehensive (loss) income	$(168,979)	$408,843	$(120,869)	$274,809

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Shareholder’s Equity
For the Six Months Ended June 30, 2009
(in thousands of U.S. dollars)

(Unaudited)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholder’s Equity
Balance, December 31, 2008	$—	$15,000	$480,375	$561,598	$(10,947)	$1,046,026
Cumulative effect of accounting change - Adoption of FAS 163 effective January 1, 2009	—	—	—	9,801	—	9,801
Cumulative effect of accounting change - Adoption of FSP 115-2 effective April 1, 2009	—	—	—	5,766	(5,766)	—
Net loss	—	—	—	(135,328)	—	(135,328)
Dividends	—	—	—	(10,709)	—	(10,709)
Change in cumulative translation adjustment	—	—	—	—	(2,159)	(2,159)
Unrealized losses related to factors other than credit, net of tax of $(1,191)	—	—	—	—	(2,212)	(2,212)
All other unrealized gains on fixed maturity securities, net of tax of $10,139	—	—	—	—	18,830	18,830
Balance, June 30, 2009	$—	$15,000	$480,375	$431,128	$(2,254)	$924,249

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Consolidated Statements of Cash Flows
(in thousands of U.S. dollars)

(Unaudited)

	Six Months Ended June 30,
	2009	2008
Operating activities
Net (loss) income	$(135,325)	$295,477
Adjustments to reconcile net (loss) income to net cash flows provided by operating activities:
Non-cash operating expenses	5,987	6,267
Net amortization of premium on fixed maturity securities	1	1,758
Accretion of discount on premium receivable	(2,938)	—
(Benefit) provision for deferred income taxes	(101,002)	127,191
Net realized investment gains	(5,594)	(2,224)
Unrealized losses (gains) on credit derivatives	248,033	(394,169)
Fair value (loss) gain on committed capital securities	40,904	(17,407)
Change in deferred acquisition costs	(3,057)	4,906
Change in accrued investment income	525	(2,917)
Change in premiums receivable	(43,630)	(2,196)
Change in prepaid reinsurance premiums	(62,055)	(89,444)
Change in unearned premium reserves	232,673	295,180
Change in reserves for losses and loss adjustment expenses, net	9,111	55,421
Change in profit commissions payable	778	343
Change in funds held by Company under reinsurance contracts	(2)	(2)
Change in current income taxes	6,545	(2,711)
Tax benefit for stock options exercised	—	(10)
Other changes in credit derivatives assets and liabilities, net	(9,536)	(1,188)
Other	(10,627)	(9,995)
Net cash flows provided by operating activities	170,791	264,280

Investing activities
Fixed maturity securities:
Purchases	(543,322)	(309,615)
Sales	387,149	124,897
Maturities	—	—
Purchases sales of short-term investments, net	(9,122)	(171,324)
Net cash flows used in investing activities	(165,295)	(356,042)

Financing activities
Capital contribution	—	100,000
Dividends paid	(10,709)	(7,313)
Tax benefit for stock options exercised	—	10
Net cash flows (used in) provided by investing activities	(10,709)	92,697
Effect of exchange rate changes	211	47

(Decrease) increase in cash and cash equivalents	(5,002)	982
Cash and cash equivalents at beginning of period	7,823	1,785

Cash and cash equivalents at end of period	$2,821	$2,767

Supplementary cash flow information
Cash paid during the period for:
Income taxes	$6,992	$23,336

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Corp.
Notes to Consolidated Financial Statements

June 30, 2009

(Unaudited)

1.  Business and Organization

Assured Guaranty Corp. (the “Company” or “AGC”) is a Maryland domiciled company, which commenced operations in January 1988 and provides insurance and reinsurance of investment grade financial guaranty exposures, including municipal and nonmunicipal reinsurance and credit default swap (“CDS”) transactions.  The Company’s ultimate parent is Assured Guaranty Ltd., a Bermuda-based insurance holding company, which is publicly traded on the New York Stock Exchange. The Company owns 100% of Assured Guaranty (UK) Ltd. (“AG (UK)”), a company organized under the laws of the United Kingdom.

Financial guaranty insurance provides an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest when due. Financial guaranty insurance may be issued to the holders of the insured obligations at the time of issuance of those obligations, or may be issued in the secondary market to holders of public bonds and structured securities.  A loss event occurs upon existing or anticipated credit deterioration, while a payment under a policy occurs when the insured obligation defaults.  This requires the Company to pay the required principal and interest when due in accordance with the underlying contract. The principal types of obligations covered by the Company’s financial guaranty direct and financial guaranty assumed reinsurance businesses are structured finance obligations and public finance obligations. Because both businesses involve similar risks, the Company analyzes and monitors its financial guaranty direct portfolio and financial guaranty assumed reinsurance portfolio on a unified process and procedure basis.

Certain of the Company’s financial guaranty insurance contracts include derivatives. A derivative is a financial instrument whose characteristics and value depend upon the characteristics and value of an underlying security. Derivatives are discussed in more detail in Note 4.

The Company’s financial results include three principal business segments: financial guaranty direct, financial guaranty reinsurance and other.  These segments are further discussed in Note 13.

AGC is licensed in 52 jurisdictions. AGC and its subsidiary have been assigned the following insurance financial strength ratings as of the date of this filing. These ratings are subject to continuous review.

	Moody’s		S&P		Fitch
Assured Guaranty Corp.	Aa2(Excellent	)	AAA(Extremely Strong	)	AA(Very Strong	)
Assured Guaranty (UK) Ltd	Aa2(Excellent	)	AAA(Extremely Strong	)	AA(Very Strong	)

On May 4, 2009, Fitch Ratings Inc. (“Fitch”) downgraded the debt and insurer financial strength ratings of Assured Guaranty Ltd. and its subsidiaries. Fitch’s insurer financial strength ratings for Assured Guaranty Corp. and Assured Guaranty (UK) Ltd. are now AA (rating watch evolving), down from AAA (stable). On August 10, 2009, Fitch placed the debt and insurer financial strength ratings of the Company Rating Watch Negative, a change from Rating Watch Evolving. Fitch reported that it is currently in the process of analyzing the insured portfolios and overall capital adequacy of the Company. Rating Watch Negative reflects concerns with respect to further credit deterioration in mortgage-related exposures, which could negatively impact the capital positions of the companies. It noted that credit deterioration in other areas of the insured portfolios, including TruPS CDOs and public finance exposures, could also place additional pressure on claims paying resources, as could ratings-based triggers which could force termination or collateralization of insured exposures of the Company. Fitch notes that it expects to complete its rating review over the next four to six weeks.

On May 20, 2009, Moody’s Investors Service (‘‘Moody’s’’) placed under review for possible downgrade the Aa2 insurance financial strength rating of the Company. In its public announcement of the rating action, Moody’s stated that this action reflects its view that despite recent improvements in the Company’s market position, the expected performance of its insured portfolio—particularly the mortgage-related risks—has substantially worsened. In the press release, Moody’s noted that it has taken a more negative view of mortgage related exposures and the Company’s pooled corporate exposures in light of worse-than-expected performance trends, and recognized the continued susceptibility of the insured portfolio to the weak economic environment. Moody’s also commented that the deterioration in the insured portfolios could have negative implications for the companies’ franchise value, profitability and financial flexibility given the likely sensitivity of those business attributes to its capital position. Moody’s also noted that the market dislocation caused by the declining financial strength of financial guaranty insurers may alter the competitive dynamics of the industry by encouraging the entry of new participants or the growth of alternative forms of execution. There can be no assurance as to the outcome of Moody’s review. On July 24, 2009, Moody’s announced that it expects to conclude its ratings review of the Company by mid-August 2009.

On July 1, 2009, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) published a Research Update in which it affirmed its “AAA” counterparty credit and financial strength ratings on AGC. At the same time, S&P revised its outlook on AGC to negative from stable. S&P cited as a rationale for its actions the large single risk concentration exposure that the Company’s ultimate parent, Assured Guaranty Ltd., retains to Belgium and France prior to the posting of collateral by Dexia S.A. in October 2011, all in connection with the acquisition of FSAH by a subsidiary of Assured Guaranty Ltd.  In addition, the outlook also reflects S&P’s view that the change in the competitive dynamics of the industry — with the potential entrance of new competitors, alternative forms of credit enhancement and limited insurance penetration in the U.S. public finance market — could hurt the companies’ business prospects. There can be no assurance that S&P will not take further action on our ratings.

2.  Significant Accounting Policies

Basis of Presentation

The unaudited interim consolidated financial statements, which include the accounts of the Company, have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and, in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary for a fair statement of the Company’s financial condition, results of operations and cash flows for the periods presented.  The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates. These unaudited interim consolidated financial statements cover the three-month period ended June 30, 2009 (“Second Quarter 2009”),  the three-month period ended June 30, 2008 (“Second Quarter 2008”), the six-month period ended June 30, 2009 (“Six Months 2008”) and the six-month period ended June 30, 2008 (“Six Months 2008”). Operating results for the three- and six-month periods ended June 30, 2009 are not necessarily indicative of the results that may be expected for a full year.

Certain prior year items have been reclassified to conform to the current year presentation. These unaudited interim consolidated financial statements should be read in conjunction with the financial statements included in the audited consolidated financial statements of Assured Guaranty Ltd. (“Assured Guaranty”) as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008 which was filed with the Securities and Exchange Commission as Exhibit 99.1.  All intercompany accounts and transactions have been eliminated. The Company has evaluated all subsequent events through August 10, 2009, the date the financial statements were issued.

Assured Guaranty Corp. and its U.K. subsidiary are subject to U.S. and U.K. income tax.  The provision for income taxes is calculated in accordance with Statement of Financial Accounting Standards (“FAS”) No. 109, “Accounting for Income Taxes”.  The Company’s provision for income taxes for interim financial periods is not based on an estimated annual effective rate due to the variability in changes in fair value of its credit derivatives , which prevents the Company from projecting a reliable estimated annual effective tax rate and pre-tax income for the full year of 2009.  A discrete calculation of the provision is calculated for each interim period.

Volatility and disruption in the global financial markets including depressed home prices and increasing foreclosures, falling equity market values, rising unemployment, declining business and consumer confidence and the risk of increased inflation, have precipitated an economic slowdown. The conditions may adversely affect the Company’s future profitability, financial position, investment portfolio, cash flow, statutory capital, financial strength ratings and stock price. Additionally, future legislative, regulatory or judicial changes in the jurisdictions regulating the Company may adversely affect its ability to pursue its current mix of business, materially impacting its financial results.

Adoption of FAS 163

Statement of Financial Accounting Standards (“FAS”) No. 163, “Accounting for Financial Guarantee Insurance Contracts” (“FAS 163”). FAS 163 requires that an insurance enterprise recognize a claim liability prior to an event of default (insured event) when there is evidence that credit deterioration has occurred in an insured financial obligation. FAS 163 also clarifies the methodology to be used for financial guaranty premium revenue recognition and claim liability measurement, as well as requiring expanded disclosures about the insurance enterprise’s risk management activities. FAS 163 has been applied to all existing and future financial guaranty insurance contracts written by the Company.

The accounting changes proscribed by the statement were recognized by the Company as a cumulative effect adjustment to retained earnings as of January 1, 2009.

Premium Revenue Recognition

Premiums are received either upfront or in installments.

Upon Adoption of FAS 163

The Company recognizes a liability for the unearned premium revenue at the inception of a financial guarantee contract equal to the present value of the premiums due or expected to be collected over the period of the contract. If the premium is a single premium received at the inception of the financial guarantee contract, the Company measures the unearned premium revenue as the amount received. The period of the contract is the expected period of risk that generally equates to the contract period. However, in some instances, the expected period of risk is significantly shorter than the full contract period due to expected prepayments. In those instances where the financial guarantee contract insures a homogeneous pool of assets that are contractually prepayable and where those prepayments are probable and the timing and amount of prepayments can be reasonably estimated the Company uses the expected period of risk to recognize premium revenues. The Company adjusts prepayment assumptions when those assumptions change and recognizes a prospective change in premium revenues as a result. The adjustment to the unearned premium revenue is equal the adjustment to the premium receivable with no effect on earnings at the time of the adjustment.

The Company recognizes the premium from a financial guarantee insurance contract as revenue over the period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease in the unearned premium revenue occurs. The amount of insurance protection provided is a function of the insured principal amount outstanding. Therefore, the proportionate share of premium revenue to be recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amount outstanding in a given reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When the issuer of an insured financial obligation retires the insured financial obligation before its maturity and replaces it with a new financial obligation, referred to as a refunding, the financial guarantee insurance contract on the retired financial obligation is extinguished. The Company immediately recognizes any nonrefundable unearned premium revenue related to that contract as premium revenue and any associated acquisition costs previously deferred as an expense.

The following table provides information for financial guaranty insurance contracts where premiums are received on an installment basis as of and for the six months ended June 30, 2009 (dollars in thousands):

Premiums receivable, net of ceding commissions (end of period)(1)	$379,469
Unearned premium reserves (end of period)(2)	$434,891
Accretion of discount on premium receivable	$2,938
Weighted-average risk-free rate to discount premiums	2.3%
Weighted-average period of premiums receivable (in years)	8.7

(1)   Includes $9.1 million of ceding commissions due on future installment premiums receivable.

(2)   Includes unearned premium related to the upfront portion of premiums received on bi-furcated deals.

The premiums receivable expected to be collected are:

(dollars in thousands)
2009 (July 1 – September 30)	$51,134
2009 (October 1 – December 31)	11,330
2010 (January 1 – March 31)	11,421
2010 (April 1 – June 30)	10,565
2010 (July 1 – December 31)	18,408
2011	32,379
2012	27,852
2013	24,836
2014 - 2018	90,192
2019 - 2023	59,952
2024 - 2028	38,773
2029 - 2033	25,209
2034 - 2038	11,429
2039 - 2043	4,981
2044 - 2048	992
2049 - 2053	43
Total premiums receivable, net of ceding commissions	$419,496

The following table provides a reconciliation of the beginning and ending balances of premium receivable:

(dollars in thousands)
Balance as of January 1, 2009	$372,928
Add: premiums written - net	259,087
Add: accretion of premium receivable discount	2,938
Less: premium payments received	(215,457)
Balance as of June 30, 2009	$419,496

The accretion of premium receivable discount is included in earned premium in the Company’s statement of operations.  The above amounts are presented net of applicable ceding commissions.

The future expected financial guarantee premium revenue that the Company expects to recognize are:

(dollars in thousands)
2009 (July 1 – September 30)	$32,021
2009 (October 1 – December 31)	31,326
2010 (January 1 – March 31)	30,283
2010 (April 1 – June 30)	29,374
2010 (July 1 – December 31)	56,014
2011	103,447
2012	91,181
2013	83,123
2014 - 2018	327,194
2019 - 2023	220,551
2024 - 2028	142,401
After 2028	163,710
Total future expected financial guarantee premium revenue	$1,310,625

Prior to Adoption of FAS 163

Prior to January 1, 2009, upfront premiums are earned in proportion to the expiration of the amount at risk. Each installment premium is earned ratably over its installment period, generally one year or less. Premium earnings under both the upfront and installment revenue recognition methods are based upon and are in proportion to the principal amount guaranteed and therefore result in higher premium earnings during periods where guaranteed principal is higher. For insured bonds for which the par value outstanding is declining during the insurance period, upfront premium earnings are greater in the earlier periods thus matching revenue recognition with the underlying risk. The premiums are allocated in accordance with the principal amortization schedule of the related bond issue and are earned ratably over the amortization period. When an insured issue is retired early, is called by the issuer, or is in substance paid in advance through a refunding accomplished by placing U.S. Government securities in escrow, the remaining unearned premium reserves are earned at that time. Unearned premium reserves represent the portion of premiums written that is applicable to the unexpired amount at risk of insured bonds.

In the Company’s reinsurance businesses, the Company estimates the ultimate written and earned premiums to be received from a ceding company at the end of each quarter and the end of each year because some of the Company’s ceding companies report premium data anywhere from 30 to 90 days after the end of the relevant period. Written premiums reported in the Company’s statement of operations are based upon reports received from ceding companies supplemented by the Company’s own estimates of premium for which ceding company reports have not yet been received. Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined.

Deferred Acquisition Costs

Acquisition costs incurred, other than those associated with financial guarantees written in credit derivative form, that vary with and are directly related to the production of new business are deferred in proportion to written premium and amortized in relation to earned premiums. These costs include direct and indirect expenses such as ceding commissions, brokerage expenses and the cost of underwriting and marketing personnel. Management uses its judgment in determining what types of costs should be deferred, as well as what percentage of these costs should be deferred. The Company annually conducts a study to determine which operating costs vary with, and are directly related to, the acquisition of new business and qualify for deferral. Ceding commissions received on premiums the Company cedes to other reinsurers reduce acquisition costs. Anticipated losses, loss adjustment expenses and the remaining costs of servicing the insured or reinsured business are considered in determining the recoverability of acquisition costs. Acquisition costs associated with credit derivative products are expensed as incurred. When an insured issue is retired early, as discussed above in the Premium Revenue Recognition section, the remaining related deferred acquisition cost is expensed at that time. Ceding commissions, calculated at their contractually defined rate, associated future installment premiums on assumed and ceded reinsurance business were recorded in deferred acquisition costs upon the adoption of FAS 163.

Reserves for Losses and Loss Adjustment Expenses

Financial Guaranty Contracts Upon Adoption of FAS 163

The Company, subsequent to the adoption of FAS 163 on January 1, 2009, recognizes a reserve for losses and loss adjustment expenses on a financial guarantee insurance contract when the Company expects that a claim loss will exceed the unearned premium revenue for that contract based on the present value of expected net cash outflows to be paid under the insurance contract. The unearned premium revenue represents the insurance enterprise’s stand-ready obligation under a financial guarantee insurance contract at initial recognition. Subsequently, if the likelihood of a default (insured event) increases so that the present value of the expected net cash outflows expected to be paid under the insurance contract exceeds the unearned premium revenue, the Company recognizes a reserve for losses and loss adjustment expenses in addition to the unearned premium revenue.

A reserve for losses and loss adjustment expenses is equal to the present value of expected net cash outflows to be paid under the insurance contract discounted using a current risk-free rate. That current risk-free rate is based on the remaining period (contract or expected, as applicable) of the insurance contract. Expected net cash outflows (cash outflows, net of potential recoveries, expected to be paid to the holder of the insured financial obligation, excluding reinsurance) are probability-weighted cash flows that reflect the likelihood of possible outcomes. The Company estimates the expected net cash outflows using the internal assumptions about the likelihood of possible outcomes based on all information available. Those assumptions consider all relevant facts and circumstances and are consistent with the information tracked and monitored through the Company’s risk-management activities.

The Company updates the discount rate each reporting period and revises expected net cash outflows when increases (or decreases) in the likelihood of a default (insured event) and potential recoveries occur. The discount amount is accreted on the reserve for losses and loss adjustment expenses through earnings in incurred loss and loss adjustment expenses (recoveries). Revisions to a reserve for loss and loss adjustment expenses in periods after initial recognition are recognized as incurred loss and loss adjustment expenses (recoveries) in the period of the change.

Financial Guaranty Contracts Prior to Adoption of FAS 163

Prior to January 1, 2009, reserves for losses and loss adjustment expenses for non-derivative transactions in the Company’s financial guaranty direct and financial guaranty assumed reinsurance, prior to the adoption of FAS 163, included case reserves and portfolio reserves. Case reserves were established when there was significant credit deterioration on specific insured obligations and the obligations were in default or default was probable, not necessarily upon non-payment of principal or interest by an insured. Case reserves represented the present value of expected future loss payments and loss adjustment expenses, net of estimated recoveries, but before considering ceded reinsurance. This reserving method was different from case reserves established by traditional property and casualty insurance companies, which establish case reserves upon notification of a claim and establish incurred but not reported reserves (“IBNR”) for the difference between actuarially estimated ultimate losses and recorded case reserves. Financial guaranty insurance and assumed reinsurance case reserves and related salvage and subrogation, if any, were discounted at the taxable equivalent yield on the Company’s investment portfolio, which was approximately 6%, during 2008.

The Company recorded portfolio reserves in its financial guaranty direct and financial guaranty assumed reinsurance business. Portfolio reserves were established with respect to the portion of the Company’s business for which case reserves were not established.

Portfolio reserves were not established based on a specific event, rather they are calculated by aggregating the portfolio reserve calculated for each individual transaction. Individual transaction reserves were calculated on a quarterly basis by multiplying the par in-force by the product of the ultimate loss and earning factors without regard to discounting. The ultimate loss factor was defined as the frequency of loss multiplied by the severity of loss, where the frequency was defined as the probability of default for each individual issue. The earning factor was inception to date earned premium divided by the estimated ultimate written premium for each transaction. The probability of default was estimated from rating agency data and was based on the transaction’s credit rating, industry sector and time until maturity. The severity was defined as the complement of recovery/salvage rates gathered by the rating agencies of defaulting issues and was based on the industry sector.

Portfolio reserves were recorded gross of reinsurance. The Company did not cede any amounts under these reinsurance contracts, as the Company’s recorded portfolio reserves did not exceed the Company’s contractual retentions, required by said contracts.

The Company recorded an incurred loss that was reflected in the statement of operations upon the establishment of portfolio reserves. When the Company initially recorded a case reserve, the Company reclassified the corresponding portfolio reserve already recorded for that credit within the balance sheet. The difference between the initially recorded case reserve and the reclassified portfolio reserve was recorded as a charge in the Company’s statement of operations. Any subsequent change in portfolio reserves or the initial case reserves were recorded quarterly as a charge or credit in the Company’s statement of operations in the period such estimates changed.

Other Lines of Business

The Company also records IBNR reserves for its other line of business. IBNR is an estimate of losses for which the insured event has occurred but the claim has not yet been reported to the Company. In establishing IBNR, the Company uses traditional actuarial methods to estimate the reporting lag of such claims based on historical experience, claim reviews and information reported by ceding companies. The Company records IBNR for trade credit reinsurance within its other segment, which is 100% reinsured. The other segment represents lines of business that the Company exited or sold as part of the Company’s IPO.

Due to the inherent uncertainties of estimating loss and loss adjustment expenses reserves, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements, and the differences may be material.

Reinsurance

In the ordinary course of business, the Company’s insurance subsidiaries assume and retrocede business with other insurance and reinsurance companies. These agreements provide greater diversification of business and may minimize the net potential loss from large risks. Retrocessional contracts do not relieve the Company of its obligation to the reinsured. Reinsurance recoverable on ceded losses includes balances due from reinsurance companies for paid and unpaid losses and LAE that will be recovered from reinsurers, based on contracts in force, and is presented net of any provision for estimated uncollectible reinsurance. Any change in the provision for uncollectible reinsurance is included in loss and loss adjustment expenses. Prepaid reinsurance premiums represent the portion of premiums ceded to reinsurers relating to the unexpired terms of the reinsurance contracts in force.

Certain of the Company’s assumed and ceded reinsurance contracts are funds held arrangements. In a funds held arrangement, the ceding company retains the premiums instead of paying them to the reinsurer and losses are offset against these funds in an experience account. Because the reinsurer is not in receipt of the funds, the reinsurer earns interest on the experience account balance at a predetermined credited rate of interest. The Company generally earns interest at fixed rates of between 4% and 6% on its assumed funds held arrangements and generally pays interest at fixed rates of between 4% and 6% on its ceded funds held arrangements. The interest earned or credited on funds held arrangements is included in net investment income. In addition, interest on funds held arrangements will continue to be earned or credited until the experience account is fully depleted, which can extend many years beyond the expiration of the coverage period.

Salvage Recoverable

When the Company becomes entitled to the underlying collateral (generally a future stream of cash flows or pool assets) of an insured credit under salvage and subrogation rights as a result of a claim payment or estimates recoveries from disputed claim payments on contractual grounds, it reduces the corresponding loss reserve for a particular financial guaranty insurance policy for the estimated salve and subrogation, in accordance with FAS No. 60, “Accounting and Reporting by Insurance Enterprises.” If the expected salvage and subrogation exceeds the estimated loss reserve for a policy, such amounts are recorded as a salvage recoverable asset in the Company’s balances sheets.

Goodwill

In connection with FAS No. 142, “Goodwill and Other Intangible Assets,” the Company does not amortize goodwill, but instead is required to perform an impairment test annually or more frequently should circumstances warrant. The impairment test evaluates goodwill for recoverability by comparing the fair value of the Company’s direct and reinsurance lines of business to their carrying value. If fair value is greater than carrying value then goodwill is deemed to be recoverable and there is no impairment. If fair value is less than carrying value then goodwill is deemed to be impaired and written down an amount such that the fair value of the reporting unit is equal to the carrying value, but not less than $0. No such impairment to goodwill was recognized in the year ended December 31, 2008.

As part of the impairment test of goodwill, there are inherent assumptions and estimates used by management in developing discounted future cash flows related to our direct and reinsurance lines of business that are subject to change based on future events. Management’s estimates include projecting earned premium, incurred losses, expenses, interest rates, cost of capital and tax rates. Many of the factors used in assessing fair value are outside the control of management and it is reasonably likely that assumptions and estimates will change in future periods. These changes can result in future impairments.

The Company has concluded that it is reasonably likely that the goodwill associated with our reinsurance line of business could become impaired in future periods if the volume of new business in the financial guaranty reinsurance market does not return to levels experienced in prior years or if the Company is not able to continue to execute portfolio based reinsurance contracts on blocks of business for other financial guarantors in financial distress. The acquisition of Financial Security Assurance Holdings, Ltd. (“FSAH”) by Assured Guaranty US Holdings Inc. on July 1, 2009, will cause management to reassess its goodwill amounts related to its reinsurance line of business during the Third Quarter 2009 due to its impact on the volume of third party reinsurance business that the Company is expected to assume going forward. If management determines in a future reporting period that goodwill is impaired, the Company would recognize a non-cash impairment charge in its statement of operations and comprehensive income in an amount up to $85.4 million, the current carrying value of goodwill.  This charge would not have any adverse effect on the Company’s debt agreements or its overall compliance with the covenants of its debt agreements.

3.  Recent Accounting Pronouncements

In December 2007, the FASB issued FAS No. 141 (revised), “Business Combinations” (“FAS 141R”). FAS 141R establishes principles and requirements for how the acquirer of a business recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree. FAS 141R also provides guidance for recognizing and measuring the goodwill acquired in the business combination and determines what information to disclose to enable users of the financial statement to evaluate the nature and financial effects of the business combination. FAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim statements within those fiscal years. Since FAS 141R applies prospectively to business combinations whose acquisition date is subsequent to the statement’s adoption.

In October 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP 157-3”). FSP 157-3 clarified the application of FAS 157, “Fair Value Measurements” (“FAS 157”), in a market that is not active. FSP 157-3 was effective when issued. It did not have an impact on the Company’s current results of operations or financial position.

In September 2008, the FASB issued FSP FAS 133-1 and FIN 45-4, “Disclosures About Credit Derivatives and Certain Guarantees” (“FSP 133-1”) and FAS 161, “Disclosures about Derivative Instruments and Hedging Activities” (“FAS 161”) to address concerns that current derivative disclosure requirements did not adequately address the potential adverse effects that these instruments can have on the financial performance and operations of an entity. Companies are required to provide enhanced disclosures about their derivative activities to enable users to better understand: (1) how and why a company uses derivatives, (2) how it accounts for derivatives and related hedged items, and (3) how derivatives affect its financial statements. These should include the terms of the derivatives, collateral posting requirements and triggers, and other significant provisions that could be detrimental to earnings or liquidity. Management believes that the Company’s current derivatives disclosures are in compliance with the requirements of FSP 133-1 and FAS 161.

In April 2009, the FASB issued FSP FAS No. 157-4, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“FSP 157-4”). FSP 157-4 amends FAS 157 to provide additional guidance on estimating fair value when the volume and level of activity for an asset or liability have significantly decreased in relation to normal market activity for the asset or liability. FSP 157-4 also provides additional guidance on circumstances that may indicate that a transaction is not orderly. FSP 157-4 supersedes FSP 157-3. FSP 157-4 amends FAS 157 to require additional disclosures about fair value measurements in annual and interim reporting periods. The Company adopted FSP 157-4 effective with Company’s financial statements for the quarter ended June 30, 2009. The prospective application of

FSP 157-4 does not require disclosures for earlier periods presented for comparative purposes at initial adoption. FSP 157-4 did not have an impact on the Company’s current results of operations or financial position. The disclosures related to FSP 157-4 are included in Note 5.

In April 2009, the FASB issued FSP No. FAS 107-1 and APB 28-1, “Interim Disclosures about Fair Value of Financial Instruments” (“FSP 107-1”). FSP 107-1 extends the disclosure requirements of FAS No. 107, “Disclosures about Fair Value of Financial Instruments,” to interim financial statements of publicly traded companies. The Company adopted FSP 107-1 effective with Company’s financial statements for the quarter ended June 30, 2009. FSP 107-1 did not have an impact on the Company’s current results of operations or financial position. The disclosures related to FSP 107-1 are included in Note 5.

In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, “Recognition and Presentation of Other-Than-Temporary Impairments” (“FSP 115-2”). FSP 115-2 provides new guidance on the recognition and presentation of an other than temporary impairment (“OTTI”) for debt securities classified as available-for-sale and held-to-maturity and provides some new disclosure requirements for both debt and equity securities. FSP 115-2 mandates new disclosure requirements that affect both debt and equity securities and extend the disclosure requirements (both new and existing) to interim periods. The Company adopted FSP 115-2 effective with Company’s financial statements for the quarter ended June 30, 2009 and increased the April 1, 2009 balance of retained earnings by $8.9 million ($5.8 million after tax) with a corresponding adjustment to accumulated other comprehensive income for OTTI recorded in previous periods on securities in the Company’s portfolio at April 1, 2009, that would not have been required had the FSP been effective for those periods. See Note 6.

In May 2009, the FASB issued FAS No. 165, “Subsequent Events” (“FAS 165”). FAS 165 establishes general standards of accounting and disclosure for events that occur after the balance sheet date but before financial statements are issued. FAS 165 is effective for reporting periods ending after June 15, 2009. The Company adopted FAS 165 for the quarter ended June 30, 2009. FAS 165 did not have an impact on the Company’s consolidated financial position or results of operations, as its requirements are disclosure-only in nature. See Note 2 for the related disclosures.

In June 2009, the FASB issued FAS No. 167, “Amendments to FASB Interpretation No. 46(R) (“FAS 167”). FAS 167 changes how a company determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. FAS 167 will require a company to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. FAS 167 will become effective for the Company’s fiscal year beginning January 1, 2010. The Company is currently evaluating the effect, if any,  the adoption of FAS 167 will have on its consolidated financial statements.

4.  Credit Derivatives

Financial guarantees written in credit derivative form issued by the Company, principally in the form of CDS contracts, have been deemed to meet the definition of a derivative under FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“FAS 133”), FAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“FAS 149”) and FAS No. 155, “Accounting for Certain Hybrid Financial Instruments” (“FAS 155”). FAS 133 and FAS 149 require that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheets and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a fair value, cash flow or foreign currency hedge. FAS 155 requires companies to recognize freestanding or embedded derivatives relating to beneficial interests in securitized financial instruments. This recognition was not required prior to January 1, 2007. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation.

Realized gains and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts as well as any contractual claim losses paid and payable related to insured credit events under these contracts, ceding commissions (expense) income and realized gains or losses related to their early termination.  The Company holds credit derivative contracts to maturity except for early termination for risk management purposes or as a result of a decision to exit a line of business.  In certain circumstances such as for the downgrade of AGC, the CDS counterparty may decide to terminate a credit derivative contract prior to maturity.

The following table disaggregates realized gains and other settlements on credit derivatives into its component parts for the three- and six-month periods ended June 30, 2009 and 2008 (dollars in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Realized gains and other settlements on credit derivatives
Net credit derivative premiums received and receivable	$19,970	$21,592	$40,720	$40,455
Net credit derivative losses (paid and payable) recovered and recoverable	—	—	—	—
Ceding commissions received/receivable (paid/payable), net	2,034	2,450	4,253	4,410
Total realized gains and other settlements on credit derivatives	$22,004	$24,042	$44,973	$44,865

Unrealized gains (losses) on credit derivatives represent the adjustments for changes in fair value that are recorded in each reporting period, under FAS 133. Changes in unrealized gains and losses on credit derivatives are reflected in the consolidated statements of operations and comprehensive income in unrealized gains (losses) on credit derivatives. Cumulative unrealized losses, determined on a contract by contract basis, are reflected as either net assets or net liabilities in the Company’s balance sheets. Unrealized gains and losses resulting from changes in the fair value of credit derivatives occur because of changes in interest rates, credit spreads, the credit ratings of the referenced entities and the issuing company’s own credit rating and other market factors. The unrealized gains and losses on credit derivatives will reduce to zero as the exposure approaches its maturity date, unless there is a payment default on the exposure or early termination. Changes in the fair value of the Company’s credit derivative contracts do not generally reflect actual claims or credit losses, and have no impact on the Company’s claims paying resources, rating agency capital or regulatory capital positions.

The Company determines the fair value of its credit derivative contracts primarily through modeling that uses various inputs such as credit spreads, based on observable market indices and on recent pricing for similar contracts, and expected contractual life to derive an estimate of the value of our contracts in our principal market (see Note 5). Credit spreads capture the impact of recovery rates and performance of underlying assets, among other factors, on these contracts.  The Company’s pricing model takes into account not only how credit spreads on risks that it assumes affects pricing, but also how the Company’s own credit spread affects the pricing of its deals.  If credit spreads of the underlying obligations change, the fair value of the related credit derivative changes. Market liquidity could also impact valuations of the underlying obligations.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structure terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC.  During Second Quarter 2009 and Six Months 2009, the Company incurred net pre-tax unrealized losses on credit derivative contracts of $(225.0) million and  $(248.0) million, respectively.  As of June 30, 2009 the net credit liability includes a reduction in the liability of $3,340.8 million representing the widening of AGC’s credit value adjustment, which is based on the market cost of AGC’s credit protection of 1,544 basis points. Management believes that the widening of AGC’s credit spread is due to the correlation between AGC’s risk profile and that experienced currently by the broader financial markets and increased demand for credit protection against AGC as the result of its direct segment financial guarantee volume as well as the overall lack of liquidity in the CDS market.  Offsetting the gain attributable to the significant increase in AGC’s credit spread were declines in fixed income security market prices primarily attributable to widening spreads in certain markets as a result of the continued deterioration in credit markets and some credit rating downgrades.  The higher credit spreads in the fixed income security market are primarily due to the recent lack of liquidity in the high yield collateralized debt obligation and collateralized loan obligation markets as well as continuing market concerns over the most recent vintages of subprime residential mortgage backed securities and commercial mortgage backed securities.

During Second Quarter 2008 and Six Months 2008, the Company incurred net pre-tax unrealized gains on credit derivative contracts of $610.6 million and  $394.2 million, respectively.  The Second Quarter gain includes a gain of $958.7 million associated with the change in AGC’s credit spread, which widened substantially from 540 basis points at March 31, 2008 to 900 basis points at June 30, 2008.

The total notional amount of credit derivative exposure outstanding as of June 30, 2009 and December 31, 2008 and included in the Company’s financial guaranty exposure was $53.0 billion and $54.4 billion, respectively.

The components of the Company’s unrealized gain (loss) on credit derivatives as of June 30, 2009 are:

	As of June 30, 2009		Second Quarter 2009	Six Months 2009
Asset Type	Net Par Outstanding (in billions)	Weighted Average Credit Rating(1)	Unrealized Gain (Loss) (in millions)	Unrealized Gain (Loss) (in millions)
Corporate collateralized loan obligations	$20.4	AAA	$3.1	$(60.2)
Market value CDOs of corporate obligations	3.0	AAA	(0.2)	(6.1)
Trust preferred securities	4.7	A-	(60.8)	0.3
Total pooled corporate obligations	28.0	AA+	(58.0)	(66.0)
Commercial mortgage-backed securities	4.6	AAA	0.8	(24.5)
Residential mortgage-backed securities	13.9	A+	(176.0)	(262.0)
Other	6.4	AA-	8.2	104.5
Total	$53.0	AA	$(225.0)	$(248.0)

(1)                      Based on the Company’s internal rating, which is on a comparable scale to that of the nationally recognized rating agencies.

Corporate collateralized loan obligations, market value collateralized debt obligations (“CDOs”), and trust preferred securities, which comprise the Company’s pooled corporate exposures, include all U.S. structured finance pooled corporate obligations and international pooled corporate obligations.  Commercial mortgage-backed securities are comprised of commercial U.S. structured finance and commercial international mortgage backed securities.  Residential mortgage-backed securities are comprised of prime and subprime U.S. mortgage-backed and home equity securities, international residential mortgage-backed and international home equity securities.  Other includes all other U.S. and international asset classes, such as commercial receivables, and international infrastructure and pooled infrastructure securities.

The Company’s exposure to pooled corporate obligations is highly diversified in terms of obligors and industries. Most pooled corporate transactions are structured to limit exposure to any given obligor and industry. The majority of the Company’s pooled corporate exposure in the direct segment consists of collateralized loan obligations (“CLOs”). Most of these direct CLOs have an average obligor size of less than 1% and typically restrict the maximum exposure to any one industry to approximately 10%. The Company’s exposure also benefits from embedded credit enhancement in the transactions which allows a transaction to sustain a certain level of losses in the underlying collateral, further insulating the Company from industry specific concentrations of credit risk on these deals.

The Company’s $6.4 billion exposure to Other CDS contracts is also highly diversified. It includes $2.6 billion of exposure to four pooled infrastructure transactions comprised of diversified pools of international infrastructure project transactions and loans to regulated utilities. These pools were all structured with underlying credit enhancement sufficient for the Company to attach at super senior AAA levels. The remaining $3.8 billion of exposure in Other CDS contracts is comprised of numerous deals typically structured with significant underlying credit enhancement and spread across various asset classes, such as commercial receivables, infrastructure, regulated utilities and consumer receivables. Substantially all of this $6.4 billion of exposure is rated investment grade and the weighted average credit rating is AA-.

The unrealized gain of $8.2 million in Second Quarter 2009 and $104.5 million in Six Months 2009 on Other CDS contracts is primarily attributable to implied spread narrowing during Six Months 2009 on several UK public finance infrastructure transactions and a film securitization transaction.

With considerable volatility continuing in the market, unrealized gains (losses) on credit derivatives may fluctuate significantly in future periods.

The Company’s exposure to the mortgage industry is discussed in Note 7.

The following table presents additional details about the Company’s unrealized loss on pooled corporate obligation credit derivatives, which includes collateralized loan obligations, market value CDOs and trust preferred securities, by asset type as of June 30, 2009:

Asset Type	Original Subordination(2)	Current Subordination(2)	Net Par Outstanding (in billions)	Weighted Average Credit Rating(1)	Second Quarter 2009 Unrealized Gain (Loss) (in millions)	Six Months 2009 Unrealized Gain (Loss) (in millions)
High yield corporate obligations	35.5%	29.3%	$17.8	AAA	$1.2	$(61.2)
Trust preferred	46.6%	38.7%	4.7	A-	(60.8)	0.3
Market value CDOs of corporate obligations	41.3%	34.9%	3.0	AAA	(0.2)	(6.1)
Investment grade corporate obligations	28.7%	29.8%	1.8	AAA	1.3	2.9
Commercial real estate	49.2%	48.0%	0.6	AAA	0.1	(1.7)
CDO of CDOs (corporate obligations)	1.7%	5.5%	0.1	AAA	0.5	(0.2)
Total	37.8%	31.9%	$28.0	AA+	$(58.0)	$(66.0)

(1)          Based on the Company’s internal rating, which is on a comparable scale to that of the nationally recognized rating agencies.

(2)          Represents the sum of subordinate tranches and over-collateralization and does not include any benefit from excess interest collections that may be used to absorb losses

The following table presents additional details about the Company’s unrealized gain (loss) on credit derivatives associated with commercial mortgage-backed securities by vintage as of June 30, 2009:

Vintage	Original Subordination(2)	Current Subordination(2)	Net Par Outstanding (in billions)	Weighted Average Credit Rating(1)	Second Quarter 2009 Unrealized Gain (Loss) (in millions)	Six Months 2009 Unrealized Gain (Loss) (in millions)
2004 and Prior	19.8%	22.0%	$0.3	AAA	$—	$(0.5)
2005	27.8%	29.0%	2.7	AAA	0.6	(15.1)
2006	27.5%	28.3%	1.5	AAA	0.2	(7.6)
2007	35.8%	36.0%	0.2	AAA	(0.1)	(1.3)
2008	—	—	—	—	—	—
2009	—	—	—	—	—	—
Total	27.7%	28.8%	$4.6	AAA	$0.8	$(24.5)

The following tables present additional details about the Company’s unrealized loss on credit derivatives associated with residential mortgage-backed securities by vintage and asset type as of June 30, 2009:

Vintage	Original Subordination(2)	Current Subordination(2)	Net Par Outstanding (in billions)	Weighted Average Credit Rating(1)	Second Quarter 2009 Unrealized Gain (Loss) (in millions)	Six Months 2009 Unrealized Gain (Loss) (in millions)
2004 and Prior	5.6%	15.7%	$0.2	BBB+	$0.3	$(3.2)
2005	26.5%	59.8%	3.1	AA-	(1.0)	—
2006	16.2%	22.8%	4.3	AA	(2.0)	(0.6)
2007	16.3%	18.2%	6.3	A	(173.4)	(258.2)
2008	—	—	—	—	—	—
2009	—	—	—	—	—	—
Total	18.2%	28.2%	$13.9	A+	$(176.0)	$(262.0)

Asset Type	Original Subordination(2)	Current Subordination(2)	Net Par Outstanding (in billions)	Weighted Average Credit Rating(1)	Second Quarter 2009 Unrealized Gain (Loss) (in millions)	Six Months 2009 Unrealized Gain (Loss) (in millions)
Alt-A loans	20.3%	22.9%	$4.6	BBB+	$(160.2)	$(200.4)
Prime first lien	9.6%	12.1%	4.9	AA+	(16.3)	(58.9)
Subprime lien	26.9%	54.8%	4.4	A+	0.5	(2.8)
Total	18.2%	28.2%	$13.9	A+	$(176.0)	$(262.0)

As of June 30, 2009 and December 31, 2008, the Company considered the impact of its own credit risk, in combination with credit spreads on risk that it assumes through CDS contracts, in determining the fair value of its credit derivatives. The Company determines its own credit risk based on quoted CDS prices traded on the Company at each balance sheet date. The quoted price of CDS contracts traded on AGC at June 30, 2009 and December 31, 2008 was 1,544 basis points and 1,775 basis points, respectively. Historically, the price of CDS traded on AGC moves directionally the same as general market spreads. Generally, a widening of the CDS prices traded on AGC has an effect of offsetting unrealized losses that result from widening general market credit spreads, while a narrowing of the CDS prices traded on AGC has an effect of offsetting unrealized gains that result from narrowing general market credit spreads. An overall narrowing of spreads generally results in an unrealized gain on credit derivatives for the Company and an overall widening of spreads generally results in an unrealized loss for the Company. At June 30, 2009, the values of our CDS contracts before and after considering implications of our credit spreads were $(3,893.1) million and $(552.3) million, respectively. At December 31, 2008, the values of our CDS contracts before and after considering implications of our credit spreads were $(3,569.1) million and $(331.3) million, respectively.

If certain of its credit derivative contracts are terminated the Company could be required to make a termination payment as determined under the relevant documentation.  As of the date of this filing, if AGC’s ratings are downgraded to levels between BBB or Baa2 and BB+ or Ba1, certain CDS counterparties could terminate certain CDS contracts covering approximately $7.7 billion par insured, compared to $16.6 billion as of March 31, 2009.  Given current market conditions, the Company does not believe that it can accurately estimate the termination payments it could be required to make if, as a result of any such downgrade, a CDS counterparty terminated its CDS contracts with the Company.  These payments could have a material adverse effect on the Company’s liquidity and financial condition.

During Second Quarter 2009, the Company entered into agreements with two CDS counterparties which previously had the right to terminate certain CDS contracts in the event that AGC was downgraded to below AA- or Aa3, in one case, or below A- or A3, in the other case. These agreements eliminated the ability of those CDS counterparties to receive a termination payment.  In return, the Company agreed to post $325 million in collateral to secure its potential payment obligations under those CDS contracts, which cover approximately $18.6 billion of par insured. The collateral posting requirement would increase to $375 million if AGC were downgraded to below AA- or A2. The posting of this collateral has no impact on the Company’s net income or shareholders’ equity under U.S.

GAAP nor does it impact AGC’s statutory surplus or net income.  In addition, in July 2009, we terminated an ISDA master agreement with Lehman Brothers International (Europe) (“LBIE”) due to its default under the agreement.  The Company has discussed with several other CDS counterparties the reduction of its exposure to possible termination payments. The Company can give no assurance that any agreement will be reached with any such CDS counterparty.

In addition to the collateral posting described in the previous paragraph, under a limited number of other CDS contracts, the Company may be required to post eligible securities as collateral — generally cash or U.S. government or agency securities. This requirement is based generally on a mark-to-market valuation in excess of contractual thresholds which decline if the Company’s ratings decline. As of the date of this filing, the Company is posting approximately $159.3 million of collateral in respect of approximately $1.2 billion of par insured.  Any amounts required to be posted as collateral in the future will depend on changes in the market values of these transactions. If AGC were downgraded below A- or A3, certain of the contractual thresholds would be eliminated and the amount of par that could be subject to collateral posting requirements would be $1.8 billion.

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivatives positions assuming immediate parallel shifts in credit spreads on the Company and on the risks that it assumes at June 30, 2009:

(Dollars in millions)

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Pre-Tax Change in Gain / (Loss)
June 30, 2009:
100% widening in spreads	$(1,486.2)	$(934.1)
50% widening in spreads	(1,034.4)	(482.3)
25% widening in spreads	(796.0)	(243.9)
10% widening in spreads	(650.3)	(98.2)
Base Scenario	(552.1)	—
10% narrowing in spreads	(489.2)	62.9
25% narrowing in spreads	(393.7)	158.4
50% narrowing in spreads	(230.2)	321.9

(1) Includes the effects of spreads on both the underlying asset classes and the Company’s own credit spread.

The Company had no derivatives designated as hedges during 2009 and 2008.

5.  Fair Value of Financial Instruments

The carrying amount and estimated fair value of financial instruments are presented in the following table:

	As of June 30, 2009		As of December 31, 2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in thousands of U.S. dollars)
Assets:
Fixed maturity securities	$1,706,521	$1,706,521	$1,511,329	$1,511,329
Cash and short-term investments	122,022	122,022	117,809	117,809
Credit derivative assets	134,260	134,260	139,494	139,494
Liabilities:
Unearned premium reserves	1,308,643	1,520,337	707,957	739,117
Credit derivative liabilities	714,303	714,303	481,040	481,040
Off-Balance Sheet Instruments:
Future installment premiums	—	—	—	190,970

Background

Effective January 1, 2008, the Company adopted FAS No. 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 applies to other accounting pronouncements that require or permit fair value measurements, but does not require any new fair value measurements.

FAS 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in an orderly transaction between market participants on the measurement date. The price represents that available in the principal market for the asset or liability. If there is no principal market, then the price is based on the market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e. the most advantageous market).

FAS 157 specifies a fair value hierarchy based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. In accordance with FAS 157, the fair value hierarchy prioritizes model inputs into three broad levels as follows:

•                  Level 1—Quoted prices for identical instruments in active markets.

•                  Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

•                  Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. This hierarchy requires the use of observable market data when available.

An asset or liability’s categorization within the fair value hierarchy is based on the lowest level of significant input to its valuation.

Effect on the Company’s financial statements

FAS 157 applies to both amounts recorded in the Company’s financial statements and to disclosures. Amounts recorded at fair value in the Company’s financial statements on a recurring basis are fixed maturity securities available for sale, short-term investments, credit derivative assets and liabilities relating to the Company’s CDS contracts and CCS Securities. The fair value of these items as of June 30, 2009 is summarized in the following table.

		Fair Value Measurements Using
(Dollars in millions)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Fixed maturity securities:
U.S. government and agencies	$434.0	$—	$434.0	$—
Obligations of state and political subdivisions	999.4	—	999.4	—
Corporate securities	85.2	—	85.2	—
Mortgage-backed securities:
Residential mortgage-backed securities	31.1	—	31.1	—
Commercial mortgage-backed securities	72.5	—	72.5	—
Asset-backed securities	0.1	—	0.1	—
Foreign government securities	84.4	—	84.4	—
Short-term investments	119.2	26.8	92.4	—
Credit derivative assets	134.3	—	—	134.3
CCS Securities	10.2	—	10.2	—
Total assets	$1,970.4	$26.8	$1,809.3	$134.3
Liabilities
Credit derivative liabilities	$714.3	$—	$—	$714.3
Total liabilities	$714.3	$—	$—	$714.3

The fair value of these items as of December 31, 2008 is summarized in the following table(1).

		Fair Value Measurements Using
(Dollars in millions)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Fixed maturity securities:
U.S. government and agencies	$73.3	$—	$73.3	$—
Obligations of state and political subdivisions	1,114.4	—	1,114.4	—
Corporate securities	87.5	—	87.5	—
Mortgage-backed securities:
Residential mortgage-backed securities	85.9	—	85.9	—
Commercial mortgage-backed securities	68.2	—	68.2	—
Asset-backed securities	22.5	—	22.5	—
Foreign government securities	54.3	—	54.3	—
Preferred stock	5.3	—	5.3	—
Short-term investments	110.0	23.8	86.2	—
Credit derivative assets	139.5	—	—	139.5
CCS Securities	51.1	—	51.1	—
Total assets	$1,811.9	$23.8	$1,648.6	$139.5
Liabilities
Credit derivative liabilities	$481.0	$—	$—	$481.0
Total liabilities	$481.0	$—	$—	$481.0

(1)          Reclassified to conform to the current period’s presentation. Some amounts ma y not add due to rounding.

Fixed Maturity Securities and Short-term Investments

The fair value of fixed maturity securities and short-term investments is determined using one of three different pricing services: pricing vendors, index providers or broker-dealer quotations. Pricing services for each sector of the market are determined based upon the provider’s expertise.

Typical inputs used by these three pricing methods include, but are not limited to, reported trades, benchmark yields, issuer spreads, bids, offers, and/or estimated cash flows and prepayments speeds. Based on the typical trading volumes and the lack of quoted market prices for fixed maturities, third party pricing services will normally derive the security prices through recent reported trades for identical or similar securities making adjustments through the reporting date based upon available market observable information as outlined above. If there are no recent reported trades, the third party pricing services and brokers may use matrix or model processes to develop a security price where future cash flow expectations are developed based upon collateral performance and discounted at an estimated market rate. Included in the pricing of asset backed securities are estimates of the rate of future prepayments of principal over the remaining life of the securities. Such estimates are derived based on the characteristics of the underlying structure and prepayment speeds previously experienced at the interest rate levels projected for the underlying collateral. The Company does not make any internal adjustments to prices provided by its third party pricing service.

The Company has analyzed the third party pricing services’ valuation methodologies and related inputs, and has also evaluated the various types of securities in its investment portfolio to determine an appropriate FAS 157 fair value hierarchy level based upon trading activity and observability of market inputs. Based on this evaluation, each price was classified as Level 1, 2 or 3. Prices provided by third party pricing services with market observable inputs are classified as Level 2. Prices on the money fund portion of short-term investments are classified as Level 1. No investments were classified as Level 3 as of or for the three- and six-month periods ended June 30, 2009.

Committed Capital Securities (“CCS Securities”)

The fair value of CCS Securities represents the present value of remaining expected put option premium payments under the CCS Securities agreements and the value of such estimated payments based upon the quoted price for such premium payments as of June 30, 2009 (see Note 10). The $10.2 million fair value asset for CCS Securities is included in the consolidated balance sheet. Changes in fair value of this asset are included in other income in the consolidated statement of operations and comprehensive income. The significant market inputs used are observable, therefore, the Company classified this fair value measurement as Level 2.

Level 3 Valuation Techniques

Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation. A brief description of the valuation techniques used for Level 3 assets and liabilities is provided below.

Credit Derivatives

The Company’s credit derivatives consist of insured CDS contracts (see Note 4). As discussed in Note 4, the Company does not typically exit its credit derivative contracts, and there are no quoted prices for its instruments or for similar instruments. Observable inputs other than quoted market prices exist, however, these inputs reflect contracts that do not contain terms and conditions similar to the credit derivative contracts issued by the Company. Therefore, the valuation of credit derivative contracts requires the use of models that contain significant, unobservable inputs. Thus, we believe the credit derivative valuations are in Level 3 in the fair value hierarchy discussed above.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining expected premiums the Company receives for the credit protection and the estimated present value of premiums that a comparable financial guarantor would hypothetically charge the Company for the same protection at the balance sheet date. The fair value of the Company’s credit derivatives depends on a number of factors including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. Contractual cash flows, which are included in the “Realized gains and other settlements on credit derivatives” fair value component of credit derivatives, are the most readily observable variables of the fair value of credit derivative contracts since they are based on contractual terms. These variables include (i) net premiums received and receivable on written credit derivative contracts, (ii) net premiums paid and payable on purchased contracts, (iii) losses paid and payable to credit derivative contract counterparties and (iv) losses recovered and recoverable on purchased contracts. The remaining key variables described above impact “Unrealized gains (losses) on credit derivatives”.

Market conditions at June 30, 2009 were such that market prices of the Company’s CDS contracts were not generally available. Where market prices were not available, the Company used a combination of observable market data and valuation models, using various market indices, credit spreads, the Company’s own credit risk, and estimated contractual payments to estimate the “Unrealized gains (losses) on credit derivatives” portion of the fair value of its credit derivatives. These models are primarily developed internally based on market conventions for similar transactions.

Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts. These terms differ from credit derivatives sold by companies outside the financial guaranty industry. The non-standard terms include the absence of collateral support agreements or immediate settlement provisions, relatively high attachment points and the fact that the Company does not exit derivatives it sells for credit protection purposes, except under specific circumstances such as exiting a line of business. Because of these terms and conditions, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market. These models and the related assumptions are continuously reevaluated by management and enhanced, as appropriate, based upon improvements in modeling techniques and availability of more timely market information.

Valuation models include the use of management estimates and current market information. Management is also required to make assumptions on how the fair value of credit derivative instruments is affected by current market conditions. Management considers factors such as current prices charged for similar agreements, performance of underlying assets, life of the instrument, and the extent of credit derivative exposure the Company ceded under reinsurance agreements, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The assumptions that management uses to determine its fair value may change in the future due to market conditions. Due to the inherent uncertainties of the assumptions used in the valuation models to determine the fair value of these credit derivative products, actual experience may differ from the estimates reflected in the Company’s consolidated financial statements and the differences may be material.

Listed below are various inputs and assumptions that are key to the establishment of our fair value for CDS contracts.

Assumptions

The key assumptions of our internally developed model include:

•                  Gross spread is the difference between the yield of a security paid by an issuer on an insured versus uninsured basis or, in the case of a CDS transaction, the difference between the yield and an index such as LIBOR. Such pricing is well established by historical financial guarantee fees relative to capital market spreads as observed and executed in competitive markets, including in financial guarantee reinsurance and secondary market transactions.

•                  Gross spread on a financial guarantee written in CDS form is allocated among 1) profit the originator, usually an investment bank, realizes for putting the deal together and funding the transaction, 2) premiums paid to us for our credit protection provided and 3) the cost of CDS protection purchased on us by the originator to hedge their counterparty credit risk exposure to the Company. The premium the Company receives is referred to as the net spread. The Company’s own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the Company, as reflected by quoted market prices on CDS sold on Assured Guaranty Corp. The cost to acquire CDS protection sold on AGC affects the amount of spread on CDS deals that the Company captures and, hence, their fair value. As the cost to acquire CDS protection sold on AGC increases the amount of premium we capture on a deal generally decreases. As the cost to acquire CDS protection sold on AGC decreases the amount of premium we capture on a deal generally increases. In our model, the premium we capture is not permitted to go below the minimum rate that we would currently charge to assume similar risks. This has the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts.

•                  The Company determines the fair value of its CDS contracts by applying the net spread for the remaining duration of each contract to the notional value of its CDS contracts.

•                  Actual transactions are used to validate the model results and to explain the correlation between various market indices and indicative CDS market prices.

Inputs

The specific model inputs are listed below, including how we derive inputs for market credit spreads on the underlying transaction collateral.

•                  Gross spread—This is an input into the Company’s fair value model that is used to ultimately determine the net spread a comparable financial guarantor would charge the Company to transfer risk at the reporting date. The Company’s estimate of fair value represents the difference between the estimated present value of premiums that a comparable financial guarantor would accept to assume the risk from the Company on the current reporting date, on terms identical to the original contracts written by the Company and at the contractual premium for each individual credit derivative contract. This is an observable input that the Company obtains for deals it has closed or bid on in the market place.

•                  Credit spreads on risks assumed—These are obtained from market data sources published by third parties (e.g. dealer spread tables for the collateral similar to assets within our transactions) as well as collateral-specific spreads provided by trustees or obtained from market sources. If observable market credit spreads are not available or reliable for the underlying reference obligations, then market indices are used that most closely resembles the underlying reference obligations, considering asset class, credit quality rating and maturity of the underlying reference obligations. As discussed previously, these indices are adjusted to reflect the non-standard terms of the Company’s CDS contracts. As of June 30, 2009, the Company obtained approximately 20% of its credit spread data, based on notional par outstanding, from sources published by third parties, while 80% was obtained from market sources or similar market indices. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, we compare the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants and or market traders whom are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

•                  Credit spreads on the Company’s name—The Company obtains the quoted price of CDS contracts traded on AGC from market data sources published by third parties.

The following is an example of how changes in gross spreads, the Company’s own credit spread and the cost to buy protection on the Company affect the amount of premium the Company can demand for its credit protection. Scenario 1 represents the market conditions in effect on the transaction date and Scenario 2 represents market conditions at a subsequent reporting date.

	Scenario 1		Scenario 2
	bps	% of Total	bps	% of Total
Original Gross Spread / Cash Bond Price (in Bps)	185		500
Bank Profit (in Bps)	115	62%	50	10%
Hedge Cost (in Bps)	30	16%	440	88%
AGC Premium Received Per Annum (in Bps)	40	22%	10	2%

In Scenario 1, the gross spread is 185bps. The bank or deal originator captures 115bps of the original gross spread and hedges 10% of its exposure to AGC, when the CDS spread on AGC was 300bps (300bps × 10% = 30bps). Under this scenario AGC received premium of 40bps, or 22% of the gross spread.

In Scenario 2, the gross spread is 500bps. The bank or deal originator captures 50bps of the original gross spread and hedges 25% of its exposure to AGC, when the CDS spread on AGC was 1,760bps (1,760bps × 25% = 440bps). Under this scenario AGC would receive premium of 10bps, or 2% of the gross spread.

In this example, the contractual cash flows (the AGC premium above) exceed the amount a market participant would require AGC to pay in today’s market to accept its obligations under the credit default swap contract, thus resulting in an asset. This credit derivative asset is equal to the difference in premium rate discounted at a risk adjusted rate over the weighted average remaining life of the contract. The expected future cash flows for the Company’s credit derivatives were discounted at rates ranging from 1.0% to 7.0% over LIBOR at June 30, 2009, with over 99% of the transactions ranging from 1.0% to 6.0% over LIBOR.

The Company corroborates the assumptions in its fair value model, including the amount of exposure to the Company hedged by its counterparties, with independent third parties each reporting period. Recent increases in the CDS spread on AGC have resulted in the bank or deal originator hedging a greater portion of its exposure to AGC. This has the effect of reducing the amount of contractual cash flows AGC can capture for selling our protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that contractual terms of financial guaranty insurance contracts typically do not require the posting of collateral by the guarantor. The widening of a financial guarantor’s own credit spread increases the cost to buy credit protection on the guarantor, thereby, reducing the amount of premium the guarantor can capture out of the gross spread on the deal. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative asset under FAS 157 is the result of contractual cash flows on in-force deals in excess of what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the current reporting date. If the Company were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would be able to realize an asset representing the difference between the higher contractual premiums to which it’s entitled and the current market premiums for a similar contract.

To clarify, management does not believe there is an established market where financial guaranty insured credit derivatives are actively traded. The terms of the protection under an insured financial guaranty credit derivative do not, except for certain rare circumstances, allow the Company to exit its contracts. Management has determined that the exit market for the Company’s credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of the Company’s deals to establish historical price points in the hypothetical market that are used in the fair value calculation.

The following spread hierarchy is utilized in determining which source of spread to use, with the rule being to use CDS spreads where available. If not available, the Company either interpolates or extrapolates CDS spreads based on similar transactions or market indices.

1.	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available, they are used).
2.	Credit spreads are interpolated based upon market indices or deals priced or closed during a specific quarter within a specific asset class and specific rating.
3.	Credit spreads provided by the counterparty of the credit default swap.
4.	Credit spreads are extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Over time the data inputs can change as new sources become available or existing sources are discontinued or are no longer considered to be the most appropriate. It is the Company’s objective to move to higher levels on the hierarchy whenever possible, but it is sometimes necessary to move to lower priority inputs because of discontinued data sources or management’s assessment that the higher priority inputs are no longer considered to be representative of market spreads for a given type of collateral. This can happen, for example, if transaction volume changes such that a previously used spread index is no longer viewed as being reflective of current market levels.

As of June 30, 2009, the Company obtained approximately 8% of its credit spread information, based on notional par outstanding, from actual collateral specific credit spreads, while 80% was based on market indices and 12% was based on spreads provided by the CDS counterparty. The Company interpolates a curve based on the historical relationship between premium the Company receives when a financial guarantee written in CDS form closes to the daily closing price of the market index related to the specific asset class and rating of the deal. This curve indicates expected credit spreads at each indicative level on the related market index. For specific transactions where no price quotes are available and credit spreads need to be extrapolated, an alternative transaction for which the Company has received a spread quote from one of the first three sources within the Company’s spread hierarchy is chosen. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions current spread. Counterparties determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. These quotes are validated by cross-referencing quotes received from one market source with those quotes received from another market source to ensure reasonableness. In addition, management compares the relative change experienced on published market indices for a specific asset class for reasonableness and accuracy.

The Company’s credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the Company’s CDS modeling techniques are:

•                  The model takes account of transaction structure and the key drivers of market value. The transaction structure includes par insured, weighted average life, level of subordination and composition of collateral.

•                  The model maximizes the use of market-driven inputs whenever they are available. The key inputs to the model are market-based spreads for the collateral, and the credit rating of referenced entities. These are viewed by us to be the key parameters that affect fair value of the transaction.

•                  The Company is able to use actual transactions to validate its model results and to explain the correlation between various market indices and indicative CDS market prices.

•                  The model is a well-documented, consistent approach to valuing positions that minimizes subjectivity.  The Company has developed a hierarchy for market-based spread inputs that helps mitigate the degree of subjectivity during periods of high illiquidity.

The primary weaknesses of the Company’s CDS modeling techniques are:

•                  There is no exit market or actual exit transactions. Thus our exit market is a hypothetical one based on our entry market.

•                  There is a very limited market in which to verify the fair values developed by the Company’s model.

•                  At June 30, 2009, the markets for the inputs to the model were highly illiquid, which impacts their reliability. However, the Company employs various procedures to corroborate the reasonableness of quotes received and calculated by our internal valuation model, including comparing to other quotes received on similarly structured transactions, observed spreads on structured products with comparable underlying assets and, on a selective basis when possible, through second independent quotes on the same reference obligation.

•                  Due to the non-standard terms under which the Company enters into derivative contracts, the fair value of its credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

As discussed above, the Company does not trade or exit its credit derivative contracts in the normal course of business. As such, the ability to test modeled results is limited by the absence of actual exit transactions. However, management does compare modeled results to actual data that is available. Management first attempts to compare modeled values to premiums on deals the Company received on new deals written within the reporting period. If no new transactions were written for a particular asset type in the period or if the number of transactions is not reflective of a representative sample, management compares modeled results to premium bids offered by the Company to provide credit protection on new transactions within the reporting period, the premium the Company has received on historical transactions to provide credit protection in net tight and wide credit environments and/or the premium on transactions closed by other financial guaranty insurance companies during the reporting period.

The net par outstanding of the Company’s credit derivative contracts was $53.0 billion and $54.4 billion at June 30, 2009 and December 31, 2008, respectively. The estimated remaining average life of these contracts at June 30, 2009 was 8.1 years.

As required by FAS 157, financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. As of June 30, 2009, these contracts are classified as Level 3 in the FAS 157 hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most significantly the Company’s estimate of the value of the non-standard terms and conditions of its credit derivative contracts and of the Company’s current credit standing.

The table below presents a reconciliation of the Company’s credit derivatives whose fair value included significant unobservable inputs (Level 3) during the three months ended June 30, 2009 and 2008.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Second Quarter 2009	Second Quarter 2008
(Dollars in millions)	Credit Derivative Liability (Asset), net	Credit Derivative Liability (Asset), net

Beginning Balance	$369,951	$680,788
Total gains or losses realized and unrealized
Unrealized losses (gains) on credit derivatives	225,010	(610,556)
Realized gains and other settlements on credit derivatives	(22,004)	(24,042)
Current period net effect of purchases, settlements and other activity included in unrealized portion of beginning balance	7,086	27,763
Transfers in and/or out of Level 3	—	—
Ending Balance	$580,043	$73,953

Gains and losses (realized and unrealized) included in earnings for the period are reported as follows:
Total realized and unrealized (gains) losses included in earnings for the period	$203,006	$634,598

Change in unrealized (gains) losses on credit derivatives still held at the reporting date	$275,065	$607,706

The table below presents a reconciliation of the Company’s credit derivatives whose fair value included significant unobservable inputs (Level 3) during the six months ended June 30, 2009 and 2008.

	Fair Value Measurements Using Significant Unobservable Inputs (Level 3)
	Six Months 2009	Six Months 2008
(Dollars in millions)	Credit Derivative Liability (Asset), net	Credit Derivative Liability (Asset), net
Beginning Balance	$341,546	$469,310
Total gains or losses realized and unrealized
Unrealized losses (gains) on credit derivatives	248,033	(394,169)
Realized gains and other settlements on credit derivatives	(44,973)	(44,865)
Current period net effect of purchases, settlements and other activity included in unrealized portion of beginning balance	35,437	43,677
Transfers in and/or out of Level 3	—	—
Ending Balance	$580,043	$73,953

Gains and losses (realized and unrealized) included in earnings for the period are reported as follows:
Total realized and unrealized (gains) losses included in earnings for the period	$203,006	$439,034

Change in unrealized (gains) losses on credit derivatives still held at the reporting date	$247,883	$388,846

Items in the Company’s financial statements measured at fair value but carried at historical cost are unearned premiums reserve and financial guaranty installment premiums (prior to adoption of FAS 163) The fair values of these items as of June 30, 2009 and December 31, 2008 are summarized in the following table.

As of June 30, 2009

		Fair Value Measurements Using
(Dollars in millions)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)
Liabilities
Unearned premium reserves	$1,520.3	$—	$—	$1,520.3	$(211.7)
Total liabilities	$1,520.3	$—	$—	$1,520.3	$(211.7)

Off-Balance Sheet Instruments
Future installment premiums	$—	$—	$—	$—	$—

As of December 31, 2008

		Fair Value Measurements Using
(Dollars in millions)	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gains (Losses)
Liabilities
Unearned premium reserves	$739.1	$—	$—	$739.1	$(31.2)
Total liabilities	$739.1	$—	$—	$739.1	$(31.2)

Off-Balance Sheet Instruments
Future installment premiums	$191.0	$—	$191.0	$—	$—

Unearned Premium Reserves

The fair value of the Company’s unearned premium reserves was based on the estimated cost of entering into a cession of entire financial guaranty insurance portfolio with third party reinsurers under current market conditions. This figure was based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to assume the Company’s in-force book of financial guaranty insurance business. This amount was based on the pricing assumptions we have observed in recent portfolio transfers that have occurred in the financial guaranty market and included adjustments to the carrying value of unearned premiums reserves for stressed losses and ceding commissions. The significant inputs for stressed losses and ceding commissions were not readily observable inputs, therefore, the Company classified this fair value measurement as Level 3.

Future Installment Premiums

As described in Note 2, with the adoption of  FAS 163 effective January 1, 2009, future installment premiums are included in the unearned premium reserves.  See “Unearned Premium Reserves” section above for additional information.

Prior to adoption of FAS 163, future installment premiums were not recorded in the Company’s financial statements. The fair value of the Company’s installment premiums was derived by calculating the present value of the estimated future cash flow stream for financial guaranty installment premiums discounted at 6.0%. The significant inputs used to fair value this item were observable, therefore, the Company classified this fair value measurement as Level 2.

6.  Investments

The following table summarizes the Company’s aggregate investment portfolio as of June 30, 2009:

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	OTTI in OCI
	(in thousands of U.S. dollars)
Fixed maturity securities
U.S. government and agencies	$430,362	$5,866	$(2,265)	$433,963	$—
Obligations of state and political subdivisions	986,885	29,776	(17,282)	999,379	—
Corporate securities	85,601	2,576	(3,010)	85,167	1,335
Mortgage-backed securities:
Residential mortgage-backed securities	33,738	1,512	(4,188)	31,062	6,369
Commercial mortgage-backed securities	82,788	179	(10,511)	72,456	4,569
Asset-backed securities	143	—	—	143	—
Foreign government securities	80,974	3,548	(171)	84,351	—
Preferred stock	—	—	—	—	—
Total fixed maturity securities	1,700,491	43,457	(37,427)	1,706,521	12,273
Short-term investments	119,181	—	—	119,181	—
Total investments	$1,819,672	$43,457	$(37,427)	$1,825,702	$12,273

The following table summarizes the Company’s aggregate investment portfolio as of December 31, 2008(1):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
	(in thousands of U.S. dollars)
Fixed maturity securities
U.S. government and agencies	$63,788	$9,518	$—	$73,306
Obligations of state and political subdivisions	1,126,770	31,306	(43,639)	1,114,437
Corporate securities	89,209	2,129	(3,874)	87,464
Mortgage-backed securities:
Residential mortgage-backed securities	83,919	2,566	(565)	85,920
Commercial mortgage-backed securities	78,443	—	(10,286)	68,157
Asset-backed securities	24,308	—	(1,826)	22,482
Foreign government securities	50,182	4,116	—	54,298
Preferred stock	5,375	—	(110)	5,265
Total fixed maturity securities	1,521,994	49,635	(60,300)	1,511,329
Short-term investments	109,986	—	—	109,986
Total investments	$1,631,980	$49,635	$(60,300)	$1,621,315

(1)          Reclassified to conform to the current period’s presentation.

Approximately 6% and 10% of the Company’s total investment portfolio as of June 30, 2009 and December 31, 2008, respectively, was composed of mortgage backed securities, including collateralized mortgage obligations and commercial mortgage backed securities. As of June 30, 2009 and December 31, 2008, respectively, approximately 0% and 51% of the Company’s total mortgage backed securities were government agency obligations. As of both June 30, 2009 and December 31, 2008, the weighted average credit quality of the Company’s entire investment portfolio was AA. The Company’s portfolio is comprised primarily of high-quality, liquid instruments. The Company continues to receive sufficient information to value its investments and has not had to modify its approach due to the current market conditions.

The amortized cost and estimated fair value of available-for-sale fixed maturity securities as of June 30, 2009, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized Cost	Estimated Fair Value
	(in thousands of U.S. dollars)
Due within one year	$21,031	$21,535
Due after one year through five years	455,164	460,129
Due after five years through ten years	322,104	333,073
Due after ten years	785,666	788,266
Mortgage-backed securities:
Residential mortgage-backed securities	33,738	31,062
Commercial mortgage-backed securities	82,788	72,456
Total	$1,700,491	$1,706,521

Proceeds from the sale of available-for-sale fixed maturity securities were $387.1 million and $124.9 million for the six months ended June 30, 2009 and 2008, respectively.

Net realized investment gains (losses) consisted of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands of U.S. dollars)

Gains	$7,441	$2,075	$13,644	$3,090
Losses	(325)	(255)	(3,781)	(603)
Other than temporary impairments	(1,760)	(263)	(4,269)	(263)
Net realized investment gains	$5,356	$1,557	$5,594	$2,224

The change in net unrealized gains (losses) of un-impaired available-for-sale fixed maturity securities consists of:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands of U.S. dollars)

Fixed maturity securities	$18,090	$(16,710)	$28,969	$(31,649)
Less: Deferred income tax expense (benefit)	6,330	(5,848)	10,139	(11,075)
Change in net unrealized gains (losses) on fixed maturity securities	$11,760	$(10,862)	$18,830	$(20,574)

Net investment income is derived from the following sources:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands of U.S. dollars)
Income from fixed maturity securities	$19,956	$17,057	$39,153	$32,720
Income from short-term investments	172	746	691	1,563
Gross investment income	20,128	17,803	39,844	34,283
Less: investment expenses	415	361	830	737
Net investment income	$19,713	$17,442	$39,014	$33,546

Under agreements with its cedants and in accordance with statutory requirements, the Company maintains fixed maturity securities in trust accounts of $18.1 million and $18.7 million as of June 30, 2009 and December 31, 2008, respectively, for the benefit of reinsured companies and for the protection of policyholders, generally in states in which the Company or its subsidiaries, as applicable, are not licensed or accredited.

Under certain derivative contracts, the Company is required to post eligible securities as collateral, generally cash or U.S. government or agency securities. The need to post collateral under these transactions is generally based on mark-to-market valuation in excess of contractual thresholds. The fair market value of the Company’s pledged securities totaled $517.7 million and $134.2 million as of June 30, 2009 and December 31, 2008, respectively.

The Company is not exposed to significant concentrations of credit risk within its investment portfolio.

No material investments of the Company were non-income producing for the three and six months ended June 30, 2009 and 2008.

Other-Than Temporary Impairment (“OTTI”) Methodology

The Company has a formal review process for all securities in its investment portfolio, including a review for impairment losses. Factors considered when assessing impairment include:

•                  a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•                  a decline in the market value of a security for a continuous period of 12 months;

•                  recent credit downgrades of the applicable security or the issuer by rating agencies;

•                  the financial condition of the applicable issuer;

•                  whether loss of investment principal is anticipated;

•                  whether scheduled interest payments are past due; and

•                  whether the Company has the intent to sell a security prior to its recovery in fair value.

If the Company believes a decline in the value of a particular investment is temporary, the decline is recorded as an unrealized loss on the balance sheet in “accumulated other comprehensive income” in shareholders’ equity.

As discussed in more detail below, prior to April 1, 2009, the reviews for impairment of investments were conducted pursuant to FSP No. 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments” (“FSP 115-1”) and accordingly, any unrealized loss identified as other than temporary was recorded directly in the consolidated statement of income. As of April 1, 2009, the Company adopted FSP 115-2. Accordingly, any credit-related impairment related to debt securities the Company does not plan to sell and is more-likely-than-not not to be required to sell is recognized in the consolidated statement of income, with the non-credit-related impairment recognized in other comprehensive income (“OCI”). For other impaired debt securities, where the Company has the intent to sell the security or where the entire impairment is deemed by the Company to be credit-related, the entire impairment is recognized in the consolidated statement of income.

Effective with the adoption of FSP 115-2 guidance the Company recognizes an OTTI loss in earnings for a debt security in an unrealized loss position when either (a) the Company has the intent to sell the debt security or (b) it is more likely than not the Company will be required to sell the debt security before its anticipated recovery. For all debt securities in unrealized loss positions that do not meet either of these two criteria, the Company analyzes the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the net present value is less than the amortized cost of the investment, an OTTI loss is recorded. The net present value is calculated by discounting the Company’s best estimate of projected future cash flows at the effective interest rate implicit in the debt security prior to impairment. The Company’s estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis of an investment, as mentioned above, and market observable data, such as industry analyst reports and forecast, sector credit ratings and other data relevant to the collectability of the security. For mortgage-backed and asset-backed securities, cash flow estimates also include prepayment assumptions and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The determination of the assumptions used in these projections requires the use of significant management judgment.

Prior to adoption of FSP 115-2 on April 1, 2009, if the Company believed the decline was “other than temporary,” the Company would write down the carrying value of the investment and record a realized loss in its consolidated statement of operations equal to the total difference between amortized cost and fair value at the impairment measurement date.

In periods subsequent to the recognition of an OTTI loss, the impaired debt security is accounted for as if it had been purchased on the measurement date of the impairment. Accordingly, the discount (or reduced premium) based on the new cost basis is accreted into net investment income in future periods based upon the amount and timing of expected future cash flows of the security, if the recoverable value of the investment based upon those cash flows is greater than the carrying value of the investment after the impairment.

The Company’s assessment of a decline in value includes management’s current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

As part of its OTTI review process, management considers the nature of the investment, the cause for the impairment (interest or credit related), the severity (both as a percentage of book value and absolute dollars) and duration of the impairment, the severity of the impairment regardless of duration, and any other available evidence, such as discussions with investment advisors, volatility of the securities fair value and recent news reports when performing its assessment.

During the three and six months ended June 30, 2009, the Company recorded OTTI losses on fixed maturity securities as follows:

	Three Months Ended	Six Months Ended
	June 30, 2009
	(in thousands of U.S. dollars)

Total OTTI impairment losses	$(5,163)	$(7,672)
Less: Portion of OTTI loss recognized in OCI (before taxes)	(3,403)	(3,403)
Net impairment losses recognized in statements of operations	$(1,760)	$(4,269)

The following table presents a roll-forward of the credit loss component of the amortized cost of fixed maturity securities that the Company has written down for OTTI where the portion related to other factors was recognized in OCI.

(in thousands of U.S. dollars)	Three Months Ended June 30, 2009
Balance, beginning of period	$28
Additions for credit losses on securities for which an OTTI was not previously recognized:	1,760
Balance, end of period	$1,788

As of June 30, 2009, amounts, net of tax, in AOCI include $(5.2) million for securities for which we have recognized OTTI and $9.1 million for securities for which we have not recognized OTTI. As of December 31, 2008, substantially all of AOCI related to unrealized gains and losses on securities.

The following tables summarize, for all securities in an unrealized loss position as of June 30, 2009 and December 31, 2008, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

	As of June 30, 2009
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(in millions of U.S. dollars)
U.S. government and agencies	$252.1	$(2.3)	$—	$—	$252.1	$(2.3)
Obligations of state and political subdivisions	91.6	(0.8)	268.4	(16.5)	360.0	(17.3)
Corporate securities	14.8	(1.5)	25.5	(1.5)	40.3	(3.0)
Mortgage-backed securities:
Residential mortgage-backed securities	23.5	(4.2)	—	—	23.5	(4.2)
Commercial mortgage-backed securities	25.2	(4.3)	34.3	(6.2)	59.5	(10.5)
Asset-backed securities
Foreign government securities	25.0	(0.2)	—	—	25.0	(0.2)
Preferred stock	—	—	—	—	—	—
Total	$432.1	$(13.2)	$328.2	$(24.2)	$760.3	$(37.4)

	As of December 31, 2008(1)
	Less than 12 months		12 months or more		Total
	Fair value	Unrealized loss	Fair value	Unrealized loss	Fair value	Unrealized loss
	(in millions of U.S. dollars)
U.S. government and agencies	$—	$—	$—	$—	$—	$—
Obligations of state and political subdivisions	429.3	(24.6)	116.6	(19.1)	545.9	(43.6)
Corporate securities	29.4	(3.1)	5.3	(0.8)	34.6	(3.9)
Mortgage-backed securities
Residential mortgage-backed securities	2.1	(0.5)	2.2	—	4.3	(0.6)
Commercial mortgage-backed securities	53.8	(10.3)			53.8	(10.3)
Asset-backed securities	22.4	(1.8)	—	—	22.4	(1.8)
Foreign government securities	—	—	—	—	—	—
Preferred stock	5.3	(0.1)	—	—	5.3	(0.1)
Total	$542.2	$(40.4)	$124.0	$(19.9)	$666.2	$(60.3)

(1)          Reclassified to conform to the current period’s presentation.

The above unrealized loss balances are comprised of 103 and 132 fixed maturity securities as of June 30, 2009 and December 31, 2008, respectively. As of June 30, 2009, the Company’s gross unrealized loss position stood at $37.4 million compared to $60.3 million at December 31, 2008. The $22.9 million decrease in gross unrealized losses was primarily attributable to municipal securities, $26.3 million, offset by an increase in gross unrealized losses in mortgage backed securities, $3.8 million. The decrease in gross unrealized losses during the six months ended June 30, 2009 was related to the recovery of liquidity in the financial markets offset in part by a $8.9 million transition adjustment for adoption of FSP 115-2.

As of June 30, 2009, the Company had 58 securities in an unrealized loss position for greater than 12 months, representing a gross unrealized loss of $24.2 million. Of these securities, 13 securities had unrealized losses greater than 10% of book value. The total unrealized loss for these securities as of June 30, 2009 was $11.8 million. This unrealized loss is primarily attributable to the market illiquidity and volatility in the U.S. economy mentioned above and not specific to individual issuer credit. Except as noted below, the Company has recognized no other than temporary impairment losses and has the ability and intent to hold these securities until a recovery in value.

The Company recognized $1.8 million and $4.3 million of other than temporary impairment losses substantially related to mortgage backed and corporate securities for the three and six months ended June 30, 2009, respectively. The 2009 OTTI represents the credit component of the changes in unrealized losses for impaired securities. The Company intends to hold these securities until there is a recovery in their value. The Company continues to monitor the value of these investments. Future events may result in further impairment of the Company’s investments. The Company wrote down $0.3 million of investments for other than temporary impairment losses for the three- and six-month periods ended June 30, 2008.

7. Significant Risk Management Activities

The Risk Oversight and Audit Committees of the Board of Directors oversees our risk management policies and procedures. Within the limits established by the board committees, specific risk policies and limits are set by the Portfolio Risk Management Committee, which includes members of senior management and senior Credit and Surveillance officers. As part of its risk management strategy, the Company may seek to obtain third party reinsurance or retrocessions and may also periodically enter into other arrangements to alleviate all or a portion of this risk.

Risk Management and Surveillance personnel are responsible for monitoring and reporting on all transactions in the insured portfolio, including exposures in both the Direct and Reinsurance segments. The primary objective of the surveillance process is to monitor trends and changes in transaction credit quality, detect any deterioration in credit quality, and recommend to management such remedial actions as may be necessary or appropriate. All transactions in the insured portfolio are risk rated, and surveillance personnel are responsible for adjusting those ratings to reflect changes in transaction credit quality. Surveillance personnel are also responsible for managing work-out and loss situations when necessary. For transactions where a loss is considered probable, surveillance personnel present analysis related to potential loss situations to a Reserve Committee. The Reserve Committee is made up of the Chief Executive Officer, Chief Financial Officer, President and Chief Operating Officer, Chief Actuary, Chief Surveillance Officer, General Counsel and Chief Accounting Officer. The Reserve Committee considers the information provided by surveillance personnel when setting reserves.

Below Investment Grade Credits

The Company’s surveillance department is responsible for monitoring our portfolio of credits and maintains a list of below investment grade (“BIG”) credits. The BIG credits are divided into three categories:

•                  Category 1 (below investment grade credit with no expected losses);

•                  Category 2 (below investment grade credit with a loss reserve established prior to an event of default);

•                  Category 3 (below investment grade credit with a loss reserve established and where an event of default has occurred or is imminent).

The BIG credit list includes all credits rated lower than BBB- where there is a material amount of exposure (generally greater than $10.0 million) or a material risk of the Company incurring a loss greater than $0.5 million.  Credit ratings are based on the Company’s internal assessment of the likelihood of default.  The Company’s internal credit ratings are generally in line or lower than those of the ratings agencies.

As part of our surveillance process, we continually monitor all of our investment grade credits to determine whether they have suffered any credit impairments.  Our quarterly procedures included qualitative and quantitative analysis on all of our insured credits to ensure that all potential BIG credits have been identified.  Credits we identified through this process as having future credit impairments are subjected to further review by surveillance personnel to ensure that they have an appropriate ratings assigned to them.

The following table provides financial guaranty net par outstanding by BIG category as of June 30, 2009 (dollars in millions):

	BIG Credits
	Category 1	Category 2	Category 3	Total

Number of policies	35	188	160	383
Remaining weighted-average contract period (in years)	9.6	9.4	9.3	9.3
Insured contractual payments outstanding:
Principal	$125.1	$886.0	$1,835.5	$2,846.6
Interest	39.6	276.5	557.7	873.9
Total	$164.8	$1,162.5	$2,393.2	$3,720.5

Gross reserves for loss and loss adjustment expenses	$—	$16.4	$269.1	$285.5
Less:
Gross potential recoveries	—	1.2	165.9	167.1
Discount, net	—	5.8	118.3	124.2
Net reserves for loss and loss adjustment expenses	$—	$9.4	$(15.2)	$(5.8)
Unearned premium reserves	$—	$3.5	$14.7	$18.3
Net reserves for loss and loss adjustment expenses reported in the balance sheet	$—	$5.8	$(29.9)	$(24.1)
Reinsurance recoverable	$—	$—	$(4.4)	$(4.4)

The Company’s loss adjustment expense reserves for mitigating claim liabilities were $0.9 million as of June 30, 2009.

In accordance with FAS 163, the above table includes financial guaranty contracts written in insurance form. It does not include financial guaranty contracts written in CDS form, mortgage guaranty insurance or the Company’s other lines of insurance.

The Company used weighted-average risk free discount rate of 2.3% to discount reserves for loss and loss adjustment expenses.

Overview of Significant Risk Management Activities

The Company insures various types of residential mortgage backed securitizations (“RMBS”). Such transactions may include obligations backed by closed-end first mortgage loans and closed and open-end second mortgage loans or home equity loans on one-to-four family residential properties, including condominiums and cooperative apartments. An RMBS transaction where the underlying collateral is comprised of revolving home equity lines of credit is generally referred to as a “HELOC” transaction. In general, the collateral supporting HELOC securitizations are second lien loans made to prime borrowers. As of June 30, 2009, the Company had net par outstanding of $0.8 billion related to HELOC securitizations, of which $0.7 billion were written in the Company’s financial guaranty direct segment. As of June 30, 2009, the Company had net par outstanding of $0.7 billion for transactions with Countrywide, of which $0.7 billion were written in the Company’s financial guaranty direct segment (“direct Countrywide transactions” or “Countrywide 2005-J” and “Countrywide 2007-D”). As of December 31, 2008,

the Company had net par outstanding of $0.9 billion related to HELOC securitizations, of which $0.8 billion were transactions with Countrywide.

The performance of our HELOC exposures deteriorated during 2007 and 2008 and the first six months of 2009 and transactions, particularly those originated in the period from 2005 through 2007, continue to perform below our original underwriting expectations. In accordance with our standard practices, during Second Quarter 2009 and Six Months 2009, the Company evaluated the most currently available information, including trends in delinquencies and charge-offs on the underlying loans, draw rates on the lines of credit, and the servicer’s ability to fulfill its contractual obligations including its obligation to fund additional draws. The key assumptions used in our analysis of potential case loss reserves on the direct Countrywide transactions are presented in the following table:

Key Variables
Constant payment rate (CPR)	3-month average, 6.83–10.92% as of June 30, 2009
Constant default rate (CDR)	6-month average CDR of approximately 17–21% used for our initial default projections, ramping down to a steady state CDR of 1.0%
Draw rate	3-month average, 0.76–1% as of June 30, 2009
Excess spread	250 bps per annum
Repurchases of Ineligible loans by Countrywide	$195.0 million; or approximately 8.1% of original pool balance of $2.4 billion
Loss Severity	100%

In recent periods, CDR, CPR, Draw Rates and delinquency percentages have fluctuated within ranges that we believe make it appropriate to use rolling averages to project future performance. Accordingly, the Company is using modeling assumptions that are based upon or which approximate recent actual historical performance to project future performance and potential losses. In the Second Quarter 2009 and Six Months 2009, consistent with FAS 163, the Company modeled and probability weighted a variety of potential time periods over which an elevated CDR may potentially occur.  Further, the Company also incorporated in its loss reserve estimates the possibility that in some of those scenarios the prepayment rates increase after the stressed CDR period, leading to lower recoveries through excess spread. The Company continues to model sensitivities around the results booked using a variety of CDR rates and stress periods as well as other modeling approaches including roll rates and hybrid roll rate/CDR methods. Additionally, the Company continues to perform a detailed review of the performing and non-performing loans in the securitizations to determine their compliance with the originators stated underwriting criteria.

As a result of this modeling and analysis, the Company incurred loss and loss adjustment expenses of $3.3 million and $1.9 million for its direct Countrywide transactions during Second Quarter 2009 and Six Months 2009, respectively. The Company’s cumulative incurred loss and loss adjustment expenses on the direct Countrywide transactions as of June 30, 2009 were $60.9 million ($39.6 million after-tax). During 2009, the Company paid losses and loss adjustment expenses for its direct Countrywide transactions of $58.0 million, compared to $41.0 million paid during 2008.  The Company expects to recover a significant amount of these paid losses through excess spread from future cash flows as well as funding of future draws and recoverables from breaches of representations and warranties with respect to the underlying collateral inappropriately included in the pool by the originator. The excess of paid losses and loss adjustment exponses over expected losses, including amounts related to these recoveries above, results in a recovery of $109.4 million is included in “salvage recoverable” on the balance sheet as of June 30, 2009.

For the three months ended June 30, 2009, the Company incurred loss and loss adjustment expenses of $7.2 million for its HELOC exposures, of which $7.0 million related to the Company’s financial guaranty direct segment.

For the six months ended June 30, 2009, the Company incurred loss and loss adjustment expenses of $9.7 million for its HELOC exposures, of which $9.5 million related to the Company’s financial guaranty direct segment.

The ultimate performance of the Company’s HELOC transactions will depend on many factors, such as the level and timing of loan defaults, interest proceeds generated by the securitized loans, repayment speeds and changes in home prices, as well as the levels of credit support built into each transaction. Other factors also may have a material impact upon the ultimate performance of each transaction, including the ability of the seller and servicer to fulfill all of their contractual obligations including its obligation to fund future draws on lines of credit as well as the amount of benefit received from repurchases of ineligible loans by Countrywide. The variables affecting transaction performance are interrelated, difficult to predict and subject to considerable volatility. If actual results differ materially from any of our assumptions, the losses incurred could be materially different from our estimate. We continue to update our evaluation of these exposures as new information becomes available.

A summary of the Company’s exposure to these two transactions and their actual performance statistics through June 30, 2009 are as follows:

($ in millions)

	Countrywide 2005J		Countrywide 2007D
Original principal balance	$1,500		$900
Remaining principal balance	$461.0		$527.5
Cumulative losses (% of original principal balance)(1)	13.7%		21.2%
Total delinquencies (% of current balance)(2)	19.2%		15.2%
Average initial FICO score of borrowers(3)	709		712
Interest margin over prime(4)	2.0%		1.8%
Revolving period(5)	10		10
Repayment period(6)	15		15
Average draw rate(7)	1.0%		0.8%
Average constant payment rate(8)	6.8%		10.9%
Excess spread(9)	286	bps	275	bps
Expected collateral loss(10)	20.4%		36.0%

(1)     Cumulative collateral losses expressed as a percentage of the original deal balance.

(2)     Total delinquencies (includes bankruptcies, foreclosures and real estate owned by Countrywide) as a percentage of the current deal balance.

(3)     Fair Isaacs and Company score is a measurement designed to indicate the credit quality of a borrower.

(4)     Floating rate charged to borrowers above the prime rate.

(5)     Time period (usually 5-10 years) in which the borrower may draw funds from their HELOC.

(6)     Time period (usually 10-20 years) in which the borrower must repay the funds withdrawn from the HELOC.

(7)     Represents the three-month average draw rate as of June 2009.

(8)     Represents the three-month average constant payment rate as of June 2009.

(9)     Excess spread during June 2009.

(10)   Calculated using a weighted average basis.

Another type of RMBS transaction is generally referred to as “Subprime RMBS”. The collateral supporting such transactions is comprised of first-lien residential mortgage loans made to subprime borrowers. A “subprime borrower” is one considered to be a higher risk credit based on credit scores or other risk characteristics. As of June 30, 2009, we had net par outstanding of $629 million related to Subprime RMBS securitizations, of which $126 million is classified by us as Below Investment Grade risk. Of the total U.S. Subprime RMBS exposure of $629 million, $366 million is from transactions issued in the period from 2005 through 2007 and written in our direct financial guaranty segment. As of June 30, 2009, we had case reserves of $10.9 million related to our $629 million U.S. Subprime RMBS exposure, of which $3.7 were related to our $366 million exposure in the direct financial guaranty segment for transactions issued from 2005 through 2007.

The problems affecting the subprime mortgage market have been widely reported, with rising delinquencies, defaults and foreclosures negatively impacting the performance of Subprime RMBS transactions. Those concerns relate primarily to Subprime RMBS issued in the period from 2005 through 2007. The $366 million exposure that we have to such transactions in our direct financial guaranty segment benefits from various structural protections, including credit enhancement that on average currently equals approximately 42% of the remaining principal balance of the transactions.

We also have exposure of $314 million to Closed-End Second (“CES”) RMBS transactions, of which $313 million is in the direct segment. As with other types of RMBS, we have seen significant deterioration in the performance of our CES transactions. On four transactions that had exposure of $270 million as of June 30, 2009, we have seen a significant increase in delinquencies and collateral losses, which resulted in erosion of the Company’s credit enhancement and the payment of claims totaling $29.1 million. Based on the Company’s analysis of these transaction and their projected collateral losses, the Company had case reserves of $30.0 million as of June 30, 2009.

Another type of RMBS transaction is generally referred to as “Alt-A RMBS”. The collateral supporting such transactions is comprised of first-lien residential mortgage loans made to prime quality borrowers that lack certain ancillary characteristics that would make them prime. Included in this category is Alt-A Option ARMs, which include transactions where 66% or more of the collateral is comprised of mortgage loans that have the potential to negatively amortize. As of June 30, 2009, the Company had net par outstanding of $1.1 billion related to Alt-A RMBS securitizations. Of that amount, $1.0 billion is from transactions issued in the period from 2005 through 2007 and written in the Company’s financial guaranty direct segment. As of June 30, 2009, the Company had case reserves of $10.7 million for Alt-A and  $16.3 million for Option-ARM related to its $1.0 billion Alt-A/Option ARM RMBS exposure, in the financial guaranty direct segment.

The ultimate performance of the Company’s RMBS transactions remains highly uncertain and may be subject to considerable volatility due to the influence of many factors, including the level and timing of loan defaults, changes in housing prices and other variables. The Company will continue to monitor the performance of its RMBS exposures and will adjust the risk ratings of those transactions based on actual performance and management’s estimates of future performance.

The Company has exposure on two life insurance reserve securitization transactions based on two discrete blocks of individual life insurance business reinsured by Scottish Re (U.S.) Inc. (“Scottish Re”). The two transactions relate to Ballantyne Re p.l.c. (“Ballantyne”) (gross exposure of $500 million) and Orkney Re II, p.l.c. (“Orkney II”) (gross exposure of $423 million). Under both transactions, monies raised through the issuance of the insured notes support present and future U.S. statutory life insurance reserve requirements. The monies were invested at inception of each transaction in accounts managed by a large, well-known investment manager. However, those investment accounts have incurred substantial mark-to-market losses since mid-year 2007, principally as a result of their exposure to subprime and Alt-A RMBS transactions. Largely as a result of these mark-to-market losses, both we and the rating agencies have downgraded our exposure to both Ballantyne and Orkney II to below investment grade. As regards the Ballantyne transaction, the Company is working with the directing guarantor, who has insured exposure of $900 million, to remediate the risk. On the Orkney Re II transaction, the Company, as the directing financial guarantor, is taking remedial action.

Some credit losses have been realized on the securities in the Ballantyne and Orkney Re II portfolios and significant additional credit losses are expected to occur. Performance of the underlying blocks of life insurance business thus far generally has been in accordance with expectations. The combination of cash flows from the investment accounts and the treaty settlements currently is sufficient to cover interest payments due on the notes that we insure. Adverse treaty performance and/or a rise in credit losses on the invested assets are expected to lead to interest shortfalls. Additionally, the transactions also contain features linked to the market values of the invested assets, reserve funding requirements on the underlying blocks of life insurance business, and minimum capital requirements for the transactions themselves that may trigger a shut off of interest payments to the insured notes and thereby result in claim payments by the Company.

Another key risk is that the occurrence of certain events may result in a situation where either Ballantyne and/or Orkney Re II are required to sell assets and potentially realize substantial investment losses and for Assured Guaranty Corp. to incur corresponding insured losses ahead of the scheduled final maturity date. For example, cedants to Scottish Re may have the right to recapture blocks of life insurance business which Scottish Re has ceded to Orkney Re II. Such recaptures could require Orkney Re II to sell assets and realize investment losses. In the Ballantyne transaction, further declines in the market value of the invested assets and/or an increase in the reserve funding requirements could lead to a similar mandatory realization of investment losses and for Assured Guaranty Corp. to incur corresponding insured losses ahead of the scheduled final maturity date.

In order for the Company to incur an ultimate net loss on these transactions, adverse experience on the underlying block of life insurance policies and/or credit losses in the investment portfolio would need to exceed the level of credit enhancement built into the transaction structures. Based on its analysis of the information currently available, including estimates of future investment performance, projected credit impairments on the invested assets and performance of the blocks of life insurance business at June 30, 2009, the Company’s case reserve is now $8.1 million for the Ballantyne transaction. The Company has not established a case loss reserve for the Orkney Re II transaction due to the fact that modeled loss scenarios project sufficient cash flows from the investment and life insurance activities so that the Company does not suffer an ultimate loss in excess of its unearned premium reserve as of June 30, 2009.

On December 19, 2008, the Company sued J.P. Morgan Investment Management Inc. (“JPMIM”), the investment manager in the Orkney II transaction, in New York Supreme Court alleging that JPMIM engaged in breaches of fiduciary duty, gross negligence and breaches of contract based upon its handling of the investments of Orkney Re II. On May 13, 2009, the Company filed a First Amended Complaint, additionally asserting the same claims in the name of Orkney II.  JPMIM has filed a motion to dismiss the First Amended Complaint.  The court has not yet acted upon the motion.

The Company has exposure to a public finance transaction for sewer service in Jefferson County, Alabama through several reinsurance treaties. The Company’s total exposure to this transaction is approximately $267 million as of June 30, 2009. The Company has made debt service payments during the year and expects to make additional payments in the near term. Through our cedants, the Company is currently in discussions with the bond issuer to structure a solution, which may result in some or all of these payments being recoverable. The Company’s loss and loss adjustment expense reserve as of June 30, 2009 is $0.9 million and the Company has incurred cumulative loss and loss adjustment expenses of $24.9 million through June 30, 2009.

8.  Analysis Of Premiums Written, Premiums Earned And Loss And Loss Adjustment Expenses

The Company enters into reinsurance agreements with non-affiliated companies to limit its exposure to risk on an on-going basis. In the event that any or all of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts. Direct, assumed, and ceded premium and loss and loss adjustment expense amounts for three and six months ended June 30, 2009 and 2008 were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in thousands of U.S. dollars)
Premiums Written
Direct	$137,548	$197,168	$277,628	$342,982
Assumed	3,903	2,352	98,416	819
Ceded	(44,771)	(63,863)	(116,957)	(104,347)
Net	$96,680	135,657	$259,087	$239,454

Premiums Earned
Direct	$30,273	$21,063	$136,127	$38,415
Assumed	7,969	5,863	17,825	11,408
Ceded	(11,576)	(7,905)	(59,561)	(14,768)
Net	$26,666	$19,021	$94,391	$35,055

Loss and Loss Adjustment Expenses
Direct	$28,939	$28,214	$44,005	$64,129
Assumed	10,945	602	18,875	589
Ceded	6,542	(5,321)	4,928	(17,698)
Net	$46,426	$23,495	$67,808	$47,020

To limit its exposure on assumed risks, the Company entered into certain proportional and non-proportional retrocessional agreements with other insurance companies, primarily subsidiaries of ACE Limited (“ACE”), the Company’s former parent, to cede a portion of the risk underwritten by the Company, prior to the IPO. In addition, the Company enters into reinsurance agreements with non-affiliated companies to limit its exposure to risk on an on-going basis.

Reinsurance recoverable on ceded losses and loss and loss adjustment expenses as of June 30, 2009 and December 31, 2008 were  $45.7 million and $22.0 million, respectively. In the event that any or all of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts.

Agreement with CIFG Assurance North America, Inc.

AGC entered into an agreement with CIFG Assurance North America, Inc. (“CIFG”) to assume a diversified portfolio of financial guaranty contracts totaling approximately $13.3 billion of net par outstanding. The Company closed the transaction in January 2009 and received $75.6 million, which included $85.7 million of upfront premiums net of ceding commissions, and approximately $12.2 million of future installments related to this transaction.

9.  Commitments and Contingencies

Litigation

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of these matters, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position, results of operations or liquidity, although an adverse resolution of a number of these items could have a material adverse effect on the Company’s results of operations or liquidity in a particular quarter or fiscal year.

In the ordinary course of their respective businesses, certain of the Company’s subsidiaries assert claims in legal proceedings against third parties to recover losses paid in prior periods. The amounts, if any, the Company will recover in these proceedings are uncertain, although recoveries in any one or more of these proceedings during any quarter or fiscal year could be material to the Company’s results of operations in that particular quarter or fiscal year.

Real Estate Lease

The Company is party to various lease agreements. In June 2008, Assured Guaranty Corp. entered into a new five-year lease agreement for New York office space. Future minimum annual payments of $5.3 million for the first twelve month period and $5.7 million for subsequent twelve month periods commenced October 1, 2008 and are subject to escalation in building operating costs and real estate taxes. As a result of the acquisition of FSAH, during Second Quarter 2009 the Company decided not to use the office space described above and subleased it to two tenants for total minimum annual payments of approximately $3.7 million until October 2013 .. AGC wrote off related leasehold improvements and recorded a pre-tax loss on the sublease of $11.7 million, which is included in FSAH acquisition-related expenses and other liabilities in the unaudited consolidated income statements and balance sheets, respectively.

Reinsurance

The Company is party to reinsurance agreements with most of the major monoline primary financial guaranty insurance companies. The Company’s facultative and treaty agreements are generally subject to termination (i) upon written notice (ranging from 90 to 120 days) prior to the specified deadline for renewal, (ii) at the option of the primary insurer if the Company fails to maintain certain financial, regulatory and rating agency criteria which are equivalent to or more stringent than those the Company is otherwise required to maintain for its own compliance with state mandated insurance laws and to maintain a specified financial strength rating for the particular insurance subsidiary or (iii) upon certain changes of control of the Company. Upon termination under the conditions set forth in (ii) and (iii) above, the Company may be required (under some of its reinsurance agreements) to return to the primary insurer all statutory unearned premiums, less ceding commissions, attributable to reinsurance ceded pursuant to such agreements after which the Company would be released from liability with respect to the ceded business. Upon the occurrence of the conditions set forth in (ii) above, whether or not an agreement is terminated, the Company may be required to obtain a letter of credit or alternative form of security to collateralize its obligation to perform under such agreement or it may be obligated to increase the level of ceding commission paid.

10.  Credit Facilities

2006 Credit Facility

On November 6, 2006, Assured Guaranty Ltd. and certain of its subsidiaries entered into a $300.0 million five-year unsecured revolving credit facility (the “2006 credit facility”) with a syndicate of banks.  Under the 2006 credit facility, each of the Company, AG (UK), AG Re, Assured Guaranty Re Overseas Ltd. (“AGRO”) and Assured Guaranty Ltd. are entitled to request the banks to make loans to such borrower or to request that letters of credit be issued for the account of such borrower.

Of the $300.0 million available to be borrowed, no more than $100.0 million may be borrowed by Assured Guaranty Ltd., AG Re or AGRO, individually or in the aggregate, and no more than $20.0 million may be borrowed by AG (UK).  The stated amount of all outstanding letters of credit and the amount of all unpaid drawings in respect of all letters of credit cannot, in the aggregate, exceed $100.0 million.

The 2006 credit facility also provides that Assured Guaranty Ltd. may request that the commitment of the banks be increased an additional $100.0 million up to a maximum aggregate amount of $400.0 million.  Any such incremental commitment increase is subject to certain conditions provided in the agreement and must be for at least $25.0 million.

The proceeds of the loans and letters of credit are to be used for the working capital and other general corporate purposes of the borrowers and to support reinsurance transactions.

At the closing of the 2006 credit facility, (i) the Company guaranteed the obligations of AG (UK) under such facility, (ii) Assured Guaranty Ltd. guaranteed the obligations of AG Re and AGRO under such facility and agreed that, if the Company Consolidated Assets (as defined in the related credit agreement) of the Company and its subsidiaries were to fall below $1.2 billion, it would, within 15 days, guarantee the obligations of the Company and AG (UK) under such facility, (iii) Assured Guaranty Overseas US Holdings Inc. guaranteed the obligations of Assured Guaranty Ltd., AG Re and AGRO under such facility and (iv) each of AG Re and AGRO guarantees the other as well as Assured Guaranty Ltd.

The 2006 credit facility’s financial covenants require that Assured Guaranty Ltd. (a) maintain a minimum net worth of seventy-five percent (75%) of the Consolidated Net Worth of Assured Guaranty Ltd. as of the most recent fiscal quarter of Assured Guaranty Ltd. prior to November 6, 2006 and (b) maintain a maximum debt-to-capital ratio of 30%.  In addition, the 2006 credit facility requires that the Company maintain qualified statutory capital of at least 75% of its statutory capital as of the fiscal quarter prior to November 6, 2006.  Furthermore, the 2006 credit facility contains restrictions on Assured Guaranty Ltd. and its subsidiaries, including, among other things, in respect of their ability to incur debt, permit liens, become liable in respect of guaranties, make loans or investments, pay dividends or make distributions, dissolve or become party to a merger, consolidation or acquisition, dispose of assets or enter into affiliate transactions.  Most of these restrictions are subject to certain minimum thresholds and exceptions.  The 2006 credit facility has customary events of default, including (subject to certain materiality thresholds and grace periods) payment default, failure to comply with covenants, material inaccuracy of representation or warranty, bankruptcy or insolvency proceedings, change of control and cross-default to other debt agreements.  A default by one borrower will give rise to a right of the lenders to terminate the facility and accelerate all amounts then outstanding. As of June 30, 2009 and December 31, 2008, Assured Guaranty was in compliance with all of those financial covenants.

As of June 30, 2009 and December 31, 2008, no amounts were outstanding under this facility nor have there been any borrowings under this facility.

Letters of credit totaling approximately $2.9 million remained outstanding as of June 30, 2009 and December 31, 2008, respectively, discussed in Note 9.

Committed Capital Securities

On April 8, 2005, the Company entered into four separate agreements with four different unaffiliated custodial trusts pursuant to which the Company may, at its option, cause each of the custodial trusts to purchase up to $50.0 million of perpetual preferred stock of the Company.  The custodial trusts were created as a vehicle for providing capital support to the Company by allowing the Company to obtain immediate access to new capital at its sole discretion at any time through the exercise of the put option.  If the put options were exercised, the Company would receive $200.0 million in return for the issuance of its own perpetual preferred stock, the proceeds of which may be used for any purpose including the payment of claims.  The put options were not exercised during 2009 or 2008.  Initially, all of committed capital securities of the custodial trusts (the “CCS Securities”) were issued to a special purpose pass-through trust (the “Pass-Through Trust”).   The Pass-Through Trust was dissolved in April 2008 and the committed capital securities were distributed to the holders of the Pass-Through Trust’s securities.   Neither the Pass-Through Trust nor the Custodial Trusts are consolidated in the Company’s financial statements.

Income distributions on the Pass-Through Trust Securities and CCS Securities were equal to an annualized rate of One-Month LIBOR plus 110 basis points for all periods ending on or prior to April 8, 2008. Following dissolution of the Pass-Through Trust, distributions on the CCS Securities are determined pursuant to an auction process. On April 7, 2008 this auction process failed, thereby increasing the annualized rate on the CCS Securities to One-Month LIBOR plus 250 basis points. Distributions on the AGC Preferred Stock will be determined pursuant to the same process.

During Second Quarter 2009 and Second Quarter 2008 the Company incurred $1.9 million and $1.7 million, respectively, of put option premiums which are an on-going expense. During Six Months 2009 and Six Months 2008, the Company incurred $3.3 million and $2.5 million, respectively, of put option premiums which are an on-going expense. The increase in 20098 compared to the respective periods in 2008 was due to the increase in annualized rates from One-Month LIBOR plus 110 basis points to One-Month LIBOR plus 250 basis points as a result of the failed auction process in April 2008. These expenses are presented in the Company’s unaudited interim consolidated statements of operations and comprehensive income under other expenses.

The CCS Securities had a fair value of $10.2 million (see Note 5) and $51.1 million as of June 30, 2009 and December 31, 2008, respectively, and a change in fair value during Second Quarter 2009 and Six Months 2009 of $(60.6) million and $(40.9) million, respectively, which are recorded in the consolidated balance sheets in other assets and the unaudited interim consolidated statements of operations and comprehensive income in fair value gain (loss) on committed capital securities, respectively. The change in fair value during Second Quarter 2008 and Six Months 2009 of $8.9 million  and $17.4 million, respectively.

11.  Employee Benefit Plans

Share-Based Compensation

The employees of the Company participate in Assured Guaranty Ltd.’s share-based compensation plans. Share-based compensation expense in Second Quarter 2009 and Second Quarter 2008 was $0.9 million ($0.6 million after tax) and $1.2 million ($0.8 million after tax), respectively. Share-based compensation expense in Six Months 2009 and Six Months 2008 was $2.6 million ($1.7 million after tax) and $3.9 million ($2.6 million after tax), respectively.  Six Months 2009 expense included $0.6 million ($0.4 million after tax) related to accelerated vesting for stock award grants to retirement-eligible employees. Second Quarter 2009 included an immaterial amount related to accelerated vesting for stock award grants to retirement-eligible employees. Second Quarter 2008 and Six Months 2008 expense included $(0.1) million ($(0.1) million after tax) and $1.2 million ($0.8 million after tax), respectively, related to accelerated vesting for stock award grants to retirement-eligible employees.

Performance Retention Plan

The Company recognized approximately $0.8 million ($0.5 million after tax) and $0.5 million ($0.3 million after tax) of expense for performance retention awards in Second Quarter 2009 and Second Quarter 2008, respectively. The Company recognized approximately $3.0 million ($1.9 million after tax) and  $3.0 million ($2.0 million after tax) of expense for performance retention awards in Six Months 2009 and Six Months 2008, respectively. Included in Second Quarter 2009 and Six Months 2009 amounts were $0 million and $1.5 million, respectively, of accelerated expense related to retirement-eligible employees. Included in Second Quarter 2008 and Six Months 2008 amounts were $0 million and $1.7 million, respectively, of accelerated expense related to retirement-eligible employees.

12.  Income Taxes

Liability For Tax Basis Step-Up Adjustment

In connection with the IPO, the Company and ACE Financial Services Inc. (“AFS”), a subsidiary of ACE, entered into a tax allocation agreement, whereby the Company and AFS made a “Section 338 (h)(10)” election that has the effect of increasing the tax basis of certain affected subsidiaries’ tangible and intangible assets to fair value.  Future tax benefits that the Company derives from the election will be payable to AFS when realized by the Company.

As a result of the election, the Company has adjusted its net deferred tax liability, to reflect the new tax basis of the Company’s affected assets.  The additional basis is expected to result in increased future income tax deductions and, accordingly, may reduce income taxes otherwise payable by the Company.  Any tax benefit realized by the Company will be paid to AFS.   Such tax benefits will generally be calculated by comparing the Company’s actual taxes to the taxes that would have been owed had the increase in basis not occurred.  After a 15 year period, to the extent there remains an unrealized tax benefit, the Company and AFS will negotiate a settlement of the unrealized benefit based on the expected realization at that time.

The Company initially recorded a $49.0 million reduction of its existing deferred tax liability, based on an estimate of the ultimate resolution of the Section 338(h)(10) election.  Under the tax allocation agreement, the Company estimated that, as of the IPO date, it was obligated to pay $20.9 million to AFS and accordingly established this amount as a liability. The initial difference, which is attributable to the change in the tax basis of certain liabilities for which there is no associated step-up in the tax basis of its assets and no amounts due to AFS, resulted in an increase to additional paid-in capital of $28.1 million.  As of June 30, 2009 and December 31, 2008, the liability for tax basis step-up adjustment, which is included in the Company’s balance sheets in “Other liabilities,” were $8.8 million and $9.1 million, respectively. The Company has paid ACE and correspondingly reduced its liability by $0.4 million and $0.4 million in Six Months 2009 and Six Months 2008, respectively.

Tax Treatment of CDS

The Company treats the guaranty it provides on CDS as insurance contracts for tax purposes and as such a taxable loss does not occur until the Company expects to make a loss payment to the buyer of credit protection based upon the occurrence of one or more specified credit events with respect to the contractually referenced obligation or entity. The Company holds its CDS to maturity, at which time any unrealized mark to market loss would revert to zero absent any credit related losses. As of June 30, 2009, the Company did not anticipate any significant credit related losses on its credit default swaps and, therefore, no resultant tax deductions.

The tax treatment of CDS is an unsettled area of the law. The uncertainty relates to the IRS’s determination of the income or potential loss associated with CDS as either subject to capital gain (loss) or ordinary income (loss) treatment. In treating CDS as insurance contracts the Company treats both the receipt of premium and payment of losses as ordinary income and believes it is more likely than not that any CDS credit related losses will be treated as ordinary by the IRS. To the extent the IRS takes the view that the losses are capital losses in the future and the Company incurred actual losses associated with the CDS the Company would need sufficient taxable income of the same character within the carryback and carryforward period available under the tax law.

As of June 30, 2009 and December 31, 2008 the deferred tax assets associated with CDS were $193.2 million and $116.0 million, respectively. The Company came to the conclusion that it is more likely than not that its deferred tax asset related to CDS will be fully realized after weighing all positive and negative evidence available as required under FAS 109. The evidence that was considered included the following:

Negative Evidence

•                  Although the Company believes that income or losses for these credit default swaps are properly characterized for tax purposes as ordinary, the federal tax treatment is an unsettled area of tax law as described above.

•                  Changes in the fair value of CDS have resulted in significant swings in the Company’s net income in recent periods. Changes in the fair value of CDS in future periods could result in the U.S. consolidated tax group having a pre-tax loss under GAAP. Although not recognized for tax, this loss could result in a cumulative three year pre-tax loss, which is considered significant negative evidence for the recoverability of a deferred tax asset under FAS 109.

•                  For the three year period ended June 30, 2009 the US consolidated tax group had a pre-tax loss under GAAP of $468.0 million.

Positive Evidence

•                  The mark-to-market loss on CDS is not considered a tax event, and therefore no taxable loss has occurred.

•                  After analysis of the current tax law on CDS the Company believes it is more likely than not that the CDS will be treated as ordinary income or loss for tax purposes.

•                  Assuming a hypothetical loss were triggered for the amount of deferred tax asset (“DTA”), there would be enough taxable income through carryback and future income to offset it as follows:

•                  The amortization of the tax-basis unearned premium reserve of $668.5 million as of June 30, 2009 as well as the collection of future installment premiums of contracts already written we believe will result in significant taxable income in the future.

•                  The Company has the ability to carryback losses two years which would offset over $22.8 million of losses as of June 30, 2009.

•                  Although the Company has a significant tax exempt portfolio, this can be converted to taxable securities as permitted as a tax planning strategy under FAS 109.

•                  The mark-to-market loss is reflective of market valuations and will change from quarter to quarter. It is not indicative of the Company’s ability to enter new business. The Company writes and continues to write new business which will increase the amortization of unearned premium and investment portfolio resulting in expected taxable income in future periods.

After examining all of the available positive and negative evidence, the Company believes that no valuation allowance is necessary in connection with the deferred tax asset. The Company will continue to analyze the need for a valuation allowance on a quarter-to-quarter basis.

13.  Segment Reporting

The Company has three principal business segments: (1) financial guaranty direct, which includes transactions whereby the Company provides an unconditional and irrevocable guaranty that indemnifies the holder of a financial obligation against non-payment of principal and interest when due, and could take the form of a credit derivative; (2) financial guaranty reinsurance, which includes agreements whereby the Company is a reinsurer and agrees to indemnify a primary insurance company against part or all of the loss which the latter may sustain under a policy it has issued; and (3) other, which includes lines of business in which the Company is no longer active.

The Company does not segregate assets and liabilities at a segment level since management reviews and controls these assets and liabilities on a consolidated basis. The Company allocates operating expenses to each segment based on a comprehensive cost study and is based on departmental time estimates and headcount.

Management uses underwriting gains and losses as the primary measure of each segment’s financial performance. Underwriting gain is calculated as net earned premiums plus realized gains and other settlements on credit derivatives, less the sum of loss and loss adjustment expenses (recoveries) including incurred losses on credit derivatives, profit commission expense, acquisition costs and other operating expenses that are directly related to the operations of the Company’s insurance businesses. This measure excludes certain revenue and expense items, such as net investment income, realized investment gains and losses, unrealized losses on credit derivatives, fair value gain (loss) on committed capital securities, other income, FSAH acquisition-related expenses, interest and other expenses, that are not directly related to the underwriting performance of the Company’s insurance operations, but are included in net income.

The following tables summarize the components of underwriting gain (loss) for each reporting segment:

	Three Months Ended June 30, 2009
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Total
	(in millions of U.S. dollars)
Net earned premiums	$20.9	$5.9	$—	$26.7
Realized gain and other settlements on credit derivatives	22.0	—	—	22.0
Loss and loss adjustment expenses	24.1	22.3	—	46.4
Incurred losses on credit derivatives	25.9	0.2	—	26.1
Total loss and loss adjustment expenses (recoveries)	50.1	22.5	—	72.6
Profit commission expense	—	0.8	—	0.8
Acquisition costs	0.7	2.5	—	3.1
Other operating expenses	11.5	1.9	—	13.4

Underwriting (loss) gain	$(19.3)	$(21.9)	$—	$(41.2)

	Three Months Ended June 30, 2008
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Total
	(in millions of U.S. dollars)
Net earned premiums	$14.0	$5.0	$—	$19.0
Realized gain and other settlements on credit derivatives	24.0	—	—	24.0
Loss and loss adjustment expenses	22.9	0.7	—	23.5
Incurred losses on credit derivatives	2.4	—	—	2.4
Total loss and loss adjustment expenses	25.3	0.7	—	25.9
Profit commission expense	—	—	—	—
Acquisition costs	1.2	2.0	—	3.3
Other operating expenses	11.6	1.3	—	12.9

Underwriting (loss) gain	$(0.1)	$1.1	$—	$0.9

	Six Months Ended June 30, 2009
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Total
	(in millions of U.S. dollars)
Net earned premiums	$81.1	$13.4	$—	$94.4
Realized gain and other settlements on credit derivatives	45.0	—	—	45.0
Loss and loss adjustment expenses	48.2	19.6	—	67.8
Incurred losses on credit derivatives	27.0	0.2	—	27.2
Total loss and loss adjustment expenses	75.2	19.8	—	95.0
Profit commission expense	—	0.8	—	0.8
Acquisition costs	(3.1)	6.0	—	2.8
Other operating expenses	24.7	3.9	—	28.6

Underwriting (loss) gain	$29.3	$(17.0)	$—	$12.3

	Six Months Ended June 30, 2008
	Financial Guaranty Direct	Financial Guaranty Reinsurance	Other	Total
	(in millions of U.S. dollars)
Net earned premiums	$25.4	$9.6	$—	$35.1
Realized gain and other settlements on credit derivatives	44.8	0.1	—	44.9
Loss and loss adjustment expenses (recoveries)	46.4	0.6	—	47.0
Incurred losses on credit derivatives	3.9	—	—	3.9
Total loss and loss adjustment expenses (recoveries)	50.4	0.6	—	50.9
Profit commission expense	—	0.4	—	0.4
Acquisition costs	2.7	4.0	—	6.8
Other operating expenses	24.9	2.5	—	27.5

Underwriting (loss) gain	$(7.8)	$2.2	$—	$(5.6)

The following is a reconciliation of total underwriting gain (loss) to income before provision for income taxes for the periods ended:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(in millions of U.S. dollars)
Total underwriting gain (loss)	$(41.2)	$0.9	$12.3	$(5.6)
Net investment income	19.7	17.4	39.0	33.5
Net realized investment gains	5.4	1.6	5.6	2.2
Unrealized (losses) gains on credit derivatives, excluding incurred losses on credit derivatives	(198.9)	612.9	(220.8)	398.1
Fair value (loss) gain on committed capital securities	(60.6)	8.9	(40.9)	17.4
Other income	0.5	0.2	1.1	0.2
FSAH acquisition-related expense	(16.1)	—	(16.1)	—
Other expenses	(1.9)	(1.7)	(3.3)	(2.5)

Income before provision for income taxes	$(293.1)	$640.3	$(223.2)	$443.3